SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARMSTRONG WORLD INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrongceilings.com April 29, 2016	Thomas M. Armstrong Founder 1860

2016 ANNUAL MEETING OF SHAREHOLDERS

ARMSTRONG WORLD INDUSTRIES, INC.

Dear Fellow Shareholders:

We look forward to your attendance virtually via the Internet, in person, or by proxy at the 2016 Armstrong World Industries, Inc. Annual Shareholders’ Meeting. We will hold the meeting at 8:00 a.m. Eastern Time on Friday, July 8, 2016.

Following the separation of Armstrong Flooring, Inc. into a new publicly traded company on April 1, 2016, we believe that Armstrong World Industries, Inc. is well-positioned to leverage its industry leading positions and brand recognition around the world, including investments in expanded manufacturing and sales capabilities, with increased flexibility to pursue domestic and international growth strategies, as well as strategic opportunities.

Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting. Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy or voting instruction card. We encourage you to vote promptly, even if you plan to attend the meeting.

On behalf of your Board of Directors, thank you for your continued support of our company.

Very truly yours,

James J. O’Connor

Chairman of the Board

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	8:00 a.m. Eastern Time on Friday, July 8, 2016

Attendance	Online at www.virtualshareholdermeeting.com/awi2016, or in person at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603

Record Date	April 15, 2016

Agenda	Items of Business	Board Recommendation

	1. Elect as directors the 9 nominees named in the attached proxy statement	FOR EACH DIRECTOR NOMINEE

	2. Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016	FOR

	3. Approve the Armstrong World Industries, Inc. 2016 Directors’ Stock Unit Plan	FOR

	4. Approve the Armstrong World Industries, Inc. 2016 Long-Term Incentive Plan	FOR

How To Vote	•	Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

•	Your broker will not be able to vote your shares with respect to the election of directors unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

•	You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

•	See “ADDITIONAL MEETING INFORMATION” on page 73 of this proxy statement for further information.

Attending the Meeting	via the Internet:

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/awi2016.

Shareholders may vote and submit questions while attending the meeting on the Internet.

in person:

Proof of Armstrong World Industries, Inc. stock ownership and photo identification will be required to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JULY 8, 2016:

The Notice of Annual Meeting, this Proxy Statement and

the Company’s 2015 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

This proxy statement was prepared under the direction of our Board of Directors (“Board”) to solicit your proxy for use at the 2016 Armstrong World Industries, Inc. annual meeting of shareholders (the “Annual Meeting”). When we refer to “we,” “our,” “us,” “Armstrong” and the “Company” in this proxy statement, we are referring to Armstrong World Industries, Inc. This proxy statement and the related materials are first being distributed to shareholders on or about May 6, 2016.

On April 1, 2016, as previously announced, we completed the separation of our Resilient Flooring and Wood Flooring segments into a separate and independent public company, Armstrong Flooring, Inc., through the distribution of all of the then outstanding shares of Armstrong Flooring, Inc. common stock to our shareholders (the “separation”). Since the Company’s business included the Resilient Flooring and Wood Flooring segments until the effective date of the separation, pursuant to U.S. Securities and Exchange Commission (the “SEC”) rules, this proxy statement contains disclosures related to the performance of the Company (including the Resilient Flooring and Wood Flooring segments) and the compensation of executive officers and directors during fiscal 2015, including executive officers and directors who no longer serve in such capacities for the Company.

As of March 30, 2016, in connection with the separation, Victor D. Grizzle became the Company’s President and Chief Executive Officer, succeeding Matthew J. Espe, and Brian L. MacNeal became the Company’s Senior Vice President and Chief Financial Officer, succeeding David S. Schulz. Effective as of the separation, Matthew J. Espe, Michael F. Johnston, Jeffrey Liaw and Richard E. Wenz each resigned as a director of the Company. As a result, the Board decreased the size of the Board from twelve to ten members and Mr. Grizzle and Cherryl T. Thomas were elected as directors of the Company.

ITEM 1 – ELECTION OF DIRECTORS

On the recommendation of the Nominating and Corporate Governance Committee (“Governance Committee”), our Board has nominated the nine directors listed below for election at the Annual Meeting. Mr. James J. Gaffney, who is currently a member of the Board, will not stand for re-election at the Annual Meeting. Effective as of Mr. Gaffney’s resignation from the Board at the Annual Meeting, the size of the Board will be decreased from ten to nine members. The nominees include eight independent directors, as determined by the Board in accordance with the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Principles. The ninth nominee is our President and Chief Executive Officer (“CEO”), Victor D. Grizzle. Each nominee’s term would, if elected, run from the date of his or her election until our next annual shareholders’ meeting, or until his or her successor, if any, is elected or appointed. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

The Governance Committee performs an assessment of the qualifications and experience needed to properly oversee the interests of the Company. In doing so, the Governance Committee believes that aligning director qualifications and skill sets with our business and strategy is essential to forming a board of directors that adds value for shareholders. While our Board does not have a formal diversity policy with respect to director nominations, it believes that a board of directors composed of individuals with diverse attributes and backgrounds enhances the quality of our Board’s deliberations and decisions. Our Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. Our Board believes that the diversity of viewpoints, educational backgrounds, and differences in professional experiences and expertise represented on the Board evidences diversity in many respects. Our Board believes that this diversity, coupled with the personal and

AWI 2016 Proxy Statement	1

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

professional ethics, integrity and values of all of the directors, results in a board of directors that can guide the Company with good business judgment.

The Governance Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance

Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on our Board and contributions to their respective committees. Our Board is also particularly interested in maintaining a mix of skills and qualifications that include the following:

Public	Company CEO or COO within 5 years

Senior	Executive Leadership

Manufacturing	& Distribution Operations

Financial	Literacy

Significant	International Experience
Finance	and Capital Markets Transactions

Technology

M&A

Risk	Management

Corporate	Governance/Law

Each director nominee’s biography in the pages that follow includes notable skills and qualifications that contributed to his or her selection as a nominee. Director skills and qualifications are also featured in the chart immediately following the biographies.

DIRECTOR NOMINEES

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

Name	Age*	Director Since	Committee(s)†	Independent^
Stan A. Askren	55	2008	MDCC‡	✓
Victor D. Grizzle	54	2016
Tao Huang	53	2010	AC	✓
Larry S. McWilliams	60	2010	MDCC	✓
James C. Melville	64	2012	MDCC, NGC*	✓
James J. O’Connor (Chair)	79	2007	NGC	✓
John J. Roberts	71	2006	AC‡, NGC	✓
Gregory P. Spivy	47	2014	MDCC	✓
Cherryl T. Thomas	69	2016	AC	✓
†	Committees: AC (Audit); MDCC (Management Development & Compensation); NGC (Nominating & Governance)
^	As defined in NYSE listing standards and our Corporate Governance Principles
‡	Denotes Chair of the Committee
*	Denotes nomination to serve as Chair of the Committee upon successful election following the Annual Meeting

2	AWI 2016 Proxy Statement

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

All nominees currently serve as directors. Information concerning the nominees is provided below:

STAN A. ASKREN Director since: 2008 Age: 55 Independent

Mr. Askren has been chairman and CEO of HNI Corporation (“HNI”), the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of hearth products, since 2004, and president since 2003. Previously, he was executive vice president of HNI from 2001 to 2003. Mr. Askren has worked at HNI for 24 years, including as vice president of marketing, vice president of human resources, and as an executive vice president and president of HNI’s hearth products operating segment. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation. Mr. Askren also serves on the boards of directors of Allison Transmission Holdings, Inc., a commercial duty automatic transmission and hybrid propulsion systems manufacturer (since 2015), the Business and Institutional Furniture Manufacturers Association (past chair), the Iowa Business Council (past chair), and the Iowa Heritage Foundation. Mr. Askren brings to our Board extensive operating, senior executive leadership, manufacturing, sales and distribution expertise, as well as valuable insights from his experience as a public company chief executive officer.

VICTOR D. GRIZZLE Director since: 2016 Age: 54

Mr. Grizzle was appointed as our President and Chief Executive Officer on March 30, 2016. Previously, Mr. Grizzle served as Executive Vice President and Chief Executive Officer of Armstrong Building Products, a business unit of Armstrong, since January 2011. Prior to joining Armstrong, Mr. Grizzle served as Group President of Global Engineered Support Structures Coatings & Tubing and President of International Division for Omaha at Valmont Industries, Inc., an infrastructure and agricultural equipment manufacturer, since January 2006. Prior to Valmont, he served as President of the Commercial Power Division of EaglePicher Corporation, a manufacturing and resource extractive company. Before that, Mr. Grizzle spent 16 years at General Electric Corporation, where he served as an American business leader for General Electric’s Silicones Division. As President and Chief Executive Officer, Mr. Grizzle provides our Board with significant insight regarding our operations, strategic planning and operational design. In addition, Mr. Grizzle brings to our Board broad leadership and business expertise, as well as comprehensive experience in global operations and manufacturing matters.

AWI 2016 Proxy Statement	3

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

TAO HUANG Director since: 2010 Age: 53 Independent

Mr. Huang was previously the chief operating officer of Morningstar, Inc., a leading independent provider of investment research, until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was named director of technology in 1992 and chief technology officer in 1996; he started Morningstar’s International Operation in 1998, held the position of president of International Division until 2000; he was promoted as the Company’s chief operating officer in October 2000 and served in this position until his retirement. Mr. Huang led Morningstar initiatives enabling significant growth, both organically and through acquisition, and oversaw continuous improvements in the operations of the firm’s core businesses. Mr. Huang is a founder and managing partner of Range Light, LLC, an investment firm (since 2012). Mr. Huang also serves on the board of directors of Equity Lifestyle Properties, Inc., a publicly-traded real estate investment trust (since 2015) and Principal Mutual Funds, an asset management firm (since 2013). Mr. Huang brings to our Board expertise developed from his experience in a data-intense and technology-driven organization managing growth and integration of acquisitions, as well as experience in international operations.

LARRY S. MCWILLIAMS Director since: 2010 Age: 60 Independent

Mr. McWilliams was previously the president and chief executive officer of Keystone Foods, a producer of proteins, from May 2011 to May 2012. From May 2005 to October 2010, he served as a senior vice president at Campbell Soup Company and subsequently became the president of Campbell International, responsible for all of Campbell Soup’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell Soup in March 2001 as senior vice president – sales and chief customer officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of president – North America Soup. Mr. McWilliams was named senior vice president and president – Campbell USA in March 2004. Prior to Campbell Soup, Mr. McWilliams held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams also serves on the boards of directors of Armstrong Flooring, Inc. (“AFI”) (since April 1, 2016), Bob Evans Farms, a full-service restaurant company (since 2014) and Godiva Chocolatiers International, a privately held company (since 2012). Mr. McWilliams formerly served on the Board of Governors of St. Joseph’s University Food Marketing Council and the Grocery Manufacturers’ Association’s Industry Affairs Council. Mr. McWilliams offers our Board senior executive leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

4	AWI 2016 Proxy Statement

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

JAMES C. MELVILLE Director since: 2012 Age: 64 Independent

Mr. Melville is a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., Mr. Melville practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville previously served as a member of our Board from September 2009 until July 2010 and now also serves on the board of directors of AFI (since April 1, 2016). Mr. Melville is active in numerous local and civic organizations and their boards. Mr. Melville served as an observer of our Board on behalf of the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) from August 2010 until February 2012. Mr. Melville brings to our Board extensive knowledge of the law, mergers and acquisitions, executive compensation, and corporate governance matters, as well as international experience and financial acumen. He has also gained intimate knowledge of the Company through his prior service on our Board and his prior role as a board observer for the Trust.

JAMES J. O’CONNOR Director since: 2007 Age: 79 Independent

Mr. O’Connor is a retired chairman of the board of directors and chief executive officer of Unicom Corporation. Mr. O’Connor joined Commonwealth Edison Company in 1963, became president in 1977, a director in 1978 and chairman and chief executive officer in 1980. In 1994, Mr. O’Connor was also named chairman and chief executive officer of Unicom Corporation, which then became the parent company of Commonwealth Edison Company, from which he retired in 1998. Mr. O’Connor also serves on the board of directors of AFI (since April 1, 2016), and previously served on the boards of directors of the following companies: Trizec Properties, Inc. (2003 to 2006); Corning, Inc. (1984 to 2011); Smurfit – Stone Container Corporation (2000 to 2011); and United Continental Holdings, Inc. (1984 to 2012). Mr. O’Connor has a broad business background, having served in several chief and senior executive positions with large companies and on the boards of companies as diverse as a utility company, an industrial manufacturing company and an airline. Mr. O’Connor also brings to our Board extensive knowledge and expertise in senior executive leadership, management, and corporate governance and board practices of other major corporations.

AWI 2016 Proxy Statement	5

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

JOHN J. ROBERTS Director since: 2006 Age: 71 Independent

Mr. Roberts served as global managing partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. Mr. Roberts held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with Pricewaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including deputy vice chairman, vice chairman and managing partner. While serving in various executive capacities at PricewaterhouseCoopers, Mr. Roberts performed and supervised audit, tax and business consultative services, and developed extensive expertise in public company audits and financial reporting matters. Mr. Roberts serves on the boards of directors and audit committees of the following companies: Safeguard Scientifics, Inc., a provider of capital as well as strategic, operational and management resources to growth-stage businesses (since 2003; also serves on the compensation committee, and nominations and corporate governance committee), the Pennsylvania Real Estate Investment Trust, a business trust with primary investment focus on retail shopping malls (since 2003; also serves on the compensation committee), and Vonage Holdings Corporation, a provider of communications services (since 2004; as lead director since 2015). Mr. Roberts previously served on the board of directors of Sicor, Inc. (2002 to 2004) and served as a director of our former holding company, Armstrong Holdings, Inc. (2003 to 2006). Mr. Roberts brings to our Board an extensive public accounting background, financial expertise, experience as an accounting executive and as a board member of businesses in diverse industries, and risk management, strategic planning and corporate governance capabilities.

GREGORY P. SPIVY Director since: 2014 Age: 47 Independent

Mr. Spivy is a Partner of ValueAct Capital. Prior to joining ValueAct Capital in September 2004, Mr. Spivy worked with Gryphon Investors, a private equity fund with $500 million in investments. Previously, Mr. Spivy was a Managing Director at Fremont Partners, a private equity firm. Prior to joining Fremont Partners, Mr. Spivy was a Director with The Bridgeford Group, and began his career in the mergers and acquisitions department of Lehman Brothers. Mr. Spivy is the chairman of Seitel, Inc., a leading provider of seismic data to the oil and gas industry (since 2006) and is a director of Allison Transmission Holdings, Inc., a commercial duty automatic transmissions and hybrid propulsion systems manufacturer (since May 2015). Mr. Spivy is the former chairman of MSD Performance, Inc., and a former director of KAR Auction Services, Inc., MDS, Inc., MSC Software Corp. and PRA International. Mr. Spivy brings to our Board his experience as a director of other public and private corporations, his advisory experience with ValueAct Capital’s portfolio companies, as well as his extensive financial services industry experience generally.

6	AWI 2016 Proxy Statement

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CHERRYL T. THOMAS Director since: 2016 Age: 69 Independent

Ms. Thomas is President and Chief Executive Officer of Ardmore Associates, LLC, an engineering consulting firm, where she has been responsible for all financial, operational and management activities since 2003. Prior to founding Ardmore Associates, Ms. Thomas served as chairman of the board of the United States Railroad Retirement Board from 1998 until 2003, and as commissioner of the department of buildings of the city of Chicago from 1989 until 1994. Ms. Thomas serves on the boards of numerous local and civic organizations and foundations, including the Lyric Opera of Chicago (since 2007), the Chicago Zoological Society (since 2000), the Polk Bros Foundation (since 2009), the Brach Foundation (since 2015) and the Big Shoulders Foundation (since 2013). Ms. Thomas brings to our Board significant senior executive leadership experience, as well as relevant experience in manufacturing, distribution and risk management.

AWI 2016 Proxy Statement	7

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Skills and Qualifications of Board of Directors

8	AWI 2016 Proxy Statement

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Principles include guidelines regarding the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflict of interests, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Principles are available on our website under “About Us” and then “Governance” or at https://www.armstrongceilings.com/corporate/governance.html. Also available at the same location on our website are the charters of the Audit Committee, the Management Development and Compensation Committee (“Compensation Committee”), and Governance Committee of the Board, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. Our website is not part of this proxy statement and references to our website address in this proxy statement are intended to be inactive textual references only.

DIRECTOR INDEPENDENCE

It is the policy of the Company that our Board consist of a majority of directors who are not employees and are independent under all applicable legal and regulatory requirements, including the independence requirements of the NYSE. For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Principles, our Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Consistent with our Corporate Governance Principles, to be considered “independent,” the Governance Committee has established qualifications to assist in the determination, which either meet or exceed the independence requirements of the NYSE.

Our Board has determined that all of our directors, with the exception of Mr. Grizzle, our President and CEO, are independent under NYSE listing standards and our Corporate Governance Principles. In addition, our Board has further determined that each of the members of the Audit

Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and enhanced standards required for membership on such committees by our Bylaws, namely that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

Our Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a full Board and through its committees, which meet regularly and report to the full Board. Management is charged with managing risk through robust internal policies and controls.

The Company has maintained an enterprise risk management program since 2005. Risk management is an integral part of the Company’s culture. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. Our Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk. Specifically, our Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major;”

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

Under the direction of a cross-functional steering committee composed primarily of senior leaders, management provides its feedback on business unit risks during periodic business reviews and

AWI 2016 Proxy Statement	9

CORPORATE GOVERNANCE (CONTINUED)

annual strategic planning discussions. The enterprise risk management steering committee periodically meets with designated risk mitigation owners and assesses control measures. In addition, the steering committee regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. The internal audit group uses the resulting information as a basis for developing its audit plan.

Annually, our Board reviews summary reports that assess the strategic, operational, infrastructure and external risks facing the Company. Each Board committee, consistent with its charter, assists our Board in overseeing the review of certain risks that are particularly within its purview, including as described in “BOARD MEETINGS AND COMMITTEES” below.

BOARD’S ROLE IN SUCCESSION PLANNING

Our Board is actively engaged and involved in talent management. Our Board reviews the Company’s “Organization Vitality” initiatives in support of its business strategy at least annually. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2015, our Board and the Compensation Committee met on several occasions in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, our Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Principles provide our Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chairman and our CEO. In February 2010, our Board determined to split the positions of Chairman and CEO. At that time, Mr. O’Connor, who had been independent Lead Director from February 2008 through February 2010, was named Chairman and continues to serve in that capacity. The split of these positions allows Mr. Grizzle, our

President and CEO, to focus on managing the business, while Mr. O’Connor, as Chairman, oversees our Board’s functions. Our Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of Company shareholders.

Responsibilities of the Chairman include recruiting new Board members, overseeing the evaluation and compensation of the CEO, ensuring an appropriate succession plan, overseeing independent evaluation of risk, coordinating Board meeting schedules and agenda, chairing and leading the discussions at the meetings, and overseeing the annual performance evaluations of the Board, its committees and its individual members. The Chairman ensures information provided by management to the Board is sufficient for the Board to fulfill its duties and communicates with other directors on key issues and concerns outside of regularly scheduled meetings. The Chairman is also responsible for ensuring the effective functioning of the committees through appropriate delegation to, and membership of, the committees. Finally, the Chairman provides effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Principles, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors; and

•

the Board meets at regularly scheduled executive sessions, outside of the presence of management by the Board. Mr. O’Connor, our Chairman, presides at these sessions. In addition, each of the Board’s three standing committees regularly meet at similar executive sessions, at which the respective committee chairs preside.

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, nonemployee directors as a group, or individual directors, including the Chairman, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the

10	AWI 2016 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

intended recipient director(s). You may also send general messages to directors by email to directors@armstrongceilings.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to CorpGovernance@armstrongceilings.com. The Corporate Secretary will forward these messages, as appropriate.

BOARD MEETINGS AND COMMITTEES

The Board met seven times during 2015, two of which were special meetings.

There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance Committee, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the SEC, and the Internal Revenue Service, and under our Articles of Incorporation and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board on the recommendation of the Governance Committee. The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards and (ii) other directors should not serve on more than four other corporate boards. The Board, after considering the circumstances of Mr. Roberts’ service on three other public company audit committees, determined that such service does not impact his ability to effectively serve on the Audit Committee.

All director nominees who served on the Board during 2015 participated in over 75% of the meetings of the Board and meetings of the Committees on which they served. Board members are expected to attend annual meetings in person or virtually, via the Internet. All Board members serving at the time attended the annual meeting in 2015.

Audit Committee    The Audit Committee met six times during 2015, one of which was a special meeting. The members of the Audit Committee are John J. Roberts (Chair), Tao Huang and Cherryl T.

Thomas. During 2015, Jeffrey Liaw, Larry S. McWilliams and Richard E. Wenz also served as members of the Audit Committee until the resignation of Messrs. Liaw and Wenz from the Board and the departure of Mr. McWilliams from the Audit Committee, each in connection with the separation of AFI. Under its charter, the Audit Committee:

•

oversees (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits, non-audit services performed by the Company’s independent registered public accounting firm, and (iii) the Company’s accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of the Company’s financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers risks associated with overall financial reporting, legal compliance and disclosure processes; and

•	supervises and reviews the effectiveness of the Company’s internal audit and compliance functions, and compliance by the Company with applicable legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that Mr. Roberts qualifies as an “Audit Committee Financial Expert” as defined pursuant to the Exchange Act. The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s compliance function, and with management.

Management Development and Compensation Committee    The Compensation Committee met twelve times during 2015, seven of which were special meetings. The members of the

AWI 2016 Proxy Statement	11

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee are Stan A. Askren (Chair), James J. Gaffney, Larry S. McWilliams, James C. Melville, and Gregory P. Spivy. Mr. Gaffney will not be standing for re-election at the Annual Meeting. During 2015, Michael F. Johnston also served as a member of the Compensation Committee until his resignation from the Board in connection with the separation of AFI. Under its charter, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

Nominating and Governance Committee    The Governance Committee met six times during 2015, one of which was a special meeting. The members of the Governance Committee are James J. Gaffney (Chair), James C. Melville, James J. O’Connor and John J. Roberts. Mr. Gaffney will not be standing for re-election at the Annual Meeting. Mr. Melville has been nominated to serve as chair upon his successful election following the Annual Meeting. Under its charter, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;
•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;

•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual self-evaluation of the performance of the Board and each committee through assistance from an independent, third-party advisor.

Other Committees    In addition to the three standing committees described above, members of the Board regularly meet on an ad hoc basis to discuss and approve matters through other committees that have been previously established by the Board. Such committees address such matters as refinancing, succession planning and crisis response. In connection with the separation of AFI, our Board established an Implementation Committee to oversee the preparation for and implementation of the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, shareholders owning more than 5% of the Company’s outstanding shares of common stock, per share par value $0.01 (“Common Stock”), or immediate family

12	AWI 2016 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

In connection with his appointment to the Board pursuant to the Nomination Agreement, Mr. Spivy, a Partner of ValueAct Capital, is entitled to receive an annual retainer (payable in cash) of $90,000 for his service on the Board, and an annual equity award in the form of restricted stock units (“Director RSUs”) under the 2008 Directors’ Stock Unit Plan, as amended, having an aggregate fair market value of $105,000 (based on the closing price our Common Stock as reported by the NYSE on the date of grant). The annual retainer and Director RSUs award for Mr. Spivy’s service on the Board commencing in December 2014 through his election in 2015 were prorated from the date of his appointment to the Board. The Director RSUs for Mr. Spivy vested on December 17, 2015. Mr. Spivy has directed that his cash retainers be directly paid to ValueAct Capital Management, L.P., and under an agreement with ValueAct Capital, Mr. Spivy is deemed to hold it for the benefit of ValueAct Capital Master Fund L.P., and indirectly for other members of the ValueAct Group.

SHAREHOLDER-RECOMMENDED DIRECTOR CANDIDATES

The Governance Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at https://www.armstrongceilings.com/corporate/nominating-governance-committee.html. Shareholders who wish to suggest individuals for service on the Board are requested to review Article II, Section 4 of our Bylaws and supply the information required in (a) through (k) of that Section in a written request to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603.

When evaluating the candidacy of nominees proposed by shareholders, the Governance Committee may request additional information as it may consider reasonable to determine the proposed nominee’s qualifications to serve as a member of the Board.

AWI 2016 Proxy Statement	13

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding individuals who serve as our executive officers as of April 1, 2016.

Name	Age	Present Position and Business Experience During the Last Five Years*
Victor D. Grizzle	55

Armstrong World Industries, Inc.

President & CEO; Director since April 2016

Executive Vice President & CEO, Armstrong Building Products (2011 to March 2016)

Valmont Industries

Group President, Global Structures, Coatings and Tubing (2005)

Brian L. MacNeal	49

Armstrong World Industries, Inc.

Chief Financial Officer since April 2016

Vice President, Global Finance and CFO, Armstrong Building Products (2014 to April 2016)

Heartland Energy Solutions

Interim Chief Financial Officer (2013 to 2014)

Campbell Soup Company

Vice President of Finance (2011 to 2013)

David S. Cookson	58	Armstrong World Industries, Inc. Senior Vice President, Americas since 2008
Charles M. Chiappone	53

Armstrong World Industries, Inc.

Senior Vice President, Ceilings Solutions since March 2016

Vice President of Global Marketing & Commercial Excellence, Armstrong Building Products (January 2012 to March 2016)

Alloy Polymers, Inc.

President & CEO (2008 to 2012)

Mark A. Hershey	46

Armstrong World Industries, Inc.

Senior Vice President, General Counsel since July 2011

Chief Compliance Officer since February 2012

Secretary (July 2011 to June 2014; since April 2016)

Ricoh Americas Corporation

Senior Vice President, General Counsel, Chief Compliance Officer & Secretary (2008)

Stephen F. McNamara	49	Armstrong World Industries, Inc. Vice President, Controller since July 2008
Ellen R. Romano	55	Armstrong World Industries, Inc. Senior Vice President, Human Resources since May 2013 Vice President, Human Resources, Armstrong Building Products (2009)
*	Information in parentheses regarding previously held positions indicates either the duration the Executive Officer held the position or the year in which service in the position began.

All executive officers are elected by the Board to serve in their respective capacities until their successors are elected and qualified or until their earlier resignation or removal.

14	AWI 2016 Proxy Statement

COMPENSATION OF DIRECTORS

In establishing director compensation, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. The Board is compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board.

In April 2014, the Governance Committee reviewed the compensation program for nonemployee directors, including the 2008 Directors’ Stock Unit Plan, as amended (the “2008 Directors Stock Unit Plan”). The review included an analysis of competitive market data and any underlying director compensation trends with assistance from an independent compensation consultant. Following that review, the Governance Committee determined that no changes to the compensation program for nonemployee directors were necessary. In connection with the separation of AFI, the Governance Committee conducted a similar review in December 2015. Following that review, and a recommendation by the Governance Committee, the Board approved a decrease of $10,000 for the annual retainer fee (cash) for the Chair and a decrease of $20,000 for the annual retainer fee (equity) for the Chair, each effective as of April 1, 2016.

The 2008 Directors Stock Unit Plan does not have sufficient shares for grants to be made to directors after 2015. We are requesting shareholder approval of the 2016 Directors Stock Unit Plan as described below under Item 3.

The following table describes the elements of the compensation program for nonemployee directors in 2015:

Director Compensation Program

Element	Amount	Terms
Annual Retainer (Cash)	$90,000 $190,000 (Chair)**	paid in quarterly installments, in arrears
Annual Retainer (Equity)	$105,000 $205,000 (Chair)**

annual (or pro-rated) grant of Director RSUs

•  2008 Directors Stock Unit Plan

•  vest at one year anniversary or earlier change in control if serving on such date

•  pre-2011 grants deliverable six months following end of service (except removal for cause)

•  2011 and later grants deliverable on date of end of service (except removal for cause)

•  one share per one unit upon delivery

•  no voting power until delivered

•  dividend equivalent rights

Committee Chair Fees*	$20,000 (AC; MDCC) $10,000 (NGC)	paid in quarterly installments, in arrears
Special Assignment Fees	$2,500 per diem ($1,250 for less than four hours)	may be paid in connection with: • one-on-one meetings with the CEO • plant visits • other non-scheduled significant activities approved by the Chair
*	Committees: AC (Audit); MDCC (Management Development & Development); NGC (Nominating & Governance)

**	In December 2015, the Board, on the recommendation of the Governance Committee, approved a decrease of $10,000 annual retainer fee (cash) for the Chair and a decrease of $20,000 for the annual retainer fee (equity) for the Chair, effective as of April 1, 2016.

AWI 2016 Proxy Statement	15

COMPENSATION OF DIRECTORS (CONTINUED)

Annual grants for the equity portion of the retainer are effective as of the first business day following the date of the Annual Meeting, and the amount of each grant is determined by the NYSE closing price of our shares of Common Stock on that date.

Director Compensation Table – 2015

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)(8)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(f)	All Other Compensation ($)(4) (g)	Total ($) (h)
S. Askren	110,000	105,000	—	—	—	—	215,000
J. Gaffney	100,000	105,000	—	—	—	—	205,000
T. Huang	90,000	105,000	—	—	—	—	195,000
M. Johnston(5)	90,000	105,000	—	—	—	—	195,000
J. Liaw(5)	90,000	105,000	—	—	—	—	195,000
L. McWilliams	90,000	105,000	—	—	—	10,000	205,000
J. Melville	90,000	105,000	—	—	—	42,500	237,500
J. O’Connor	190,000	205,000	—	—	—	500	395,500
J. Roberts	110,000	105,000	—	—	—	—	215,000
G. Spivy(6)	90,000	105,000	—	—	—	—	195,000
C. Thomas(7)	—	—	—	—	—	—	—
R. Wenz(5)	90,000	105,000	—	—	—	—	195,000
(1)	Represents amounts that are in units of our shares of Common Stock. The amounts reported represent the aggregate grant date fair value for Director RSUs granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our shares of Common Stock on the date of the grant. For the number of Director RSUs credited to each director’s account as of March 31, 2016, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS, pages 18, 19 and 20.
(2)	The directors do not receive stock options as part of their compensation for service on our Board.
(3)	There is currently no plan or arrangement for directors to defer the compensation that they receive as part of their compensation for service on our Board.
(4)	The amounts for Messrs. McWilliams, Melville and O’Connor also reflect the amounts they received for special assignment fees in connection with certain non-scheduled significant activities and projects.
(5)	Resigned effective as of March 30, 2016 in connection with the separation of AFI.
(6)	Under an agreement with ValueAct Capital, Mr. Spivy is deemed to receive the cash portion of his retainer for Board service and hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.
(7)	Appointed as a director on April 1, 2016.
(8)	These share numbers do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the separation date, outstanding equity awards held by continuing Company directors were adjusted to increase the number of shares, proportionately to take into account the separation.

16	AWI 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding shares of Common Stock as of March 31, 2016 or the date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
ValueAct Capital Master Fund, L.P. One Letterman Drive, Building D, 4th Floor San Francisco, CA 94129	9,200,000	(2)	16.6%
Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust c/o Edward E. Steiner Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202	5,251,234	(3)	9.5%
Goldman Sachs Asset Management 200 West Street New York, NY 10282	3,081,818	(4)	5.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,917,944	(5)	5.3%

(1)	Based on 55,477,557 shares of the Company’s Common Stock outstanding as of March 31, 2016, as reported to the NYSE (60,534,939 shares reported, less 5,057,382 shares held in treasury).
(2)	On a Schedule 13D Amendment No. 1 filed with the SEC on December 16, 2014, ValueAct Master Fund, L.P. reported shared voting and dispositive power with respect to these shares of Common Stock. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by (i) ValueAct Management L.P. as the manager of each such investment partnership, (ii) ValueAct Management LLC, as General Partner of ValueAct Management L.P., (iii) ValueAct Holdings, as the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and as the majority owner of the membership interests of VA Partners I and (iv) ValueAct Holdings GP, as General Partner of ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by VA Partners I, as General Partner of ValueAct Master Fund. VA Partners I, ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP also, directly or indirectly, may own interests in one or more than one of the partnerships from time to time. By reason of such relationship ValueAct Master Fund is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, these shares of Common Stock of the Company, with VA Partners I (only with respect to ValueAct Master Fund), ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP.
(3)	On a Schedule 13G Amendment No. 2 filed with the SEC on January 21, 2016, the Trust reported that, as of December 31, 2015, it had sole voting and dispositive power with respect to 5,251,234 shares of Common Stock of the Company.
(4)	On a Schedule 13G filed on with the SEC on February 8, 2016, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC, collectively as Goldman Sachs Asset Management, reported, as of December 31, 2015, shared voting power with respect to 3,028,013 shares of Common Stock of the Company and dispositive power with respect to 3,081,818 shares of Common Stock of the Company.
(5)	On a Schedule 13G Amendment filed on with the SEC on February 10, 2016, the Vanguard Group—23-1945930 reported, as of December 31, 2015, sole voting power with respect to 32,956 shares of Common Stock of the Company, shared voting power with respect to 2,100 shares of Common Stock, sole dispositive power with respect to 2,885,388 shares of Common Stock of the Company and shares dispositive power with respect to 32,556 shares of Common Stock as follows: Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 30,456 shares or .05% of the shares of Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,600 shares or 0.0% of the shares of Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

AWI 2016 Proxy Statement	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Management and Directors

The following table sets forth, as of March 31, 2016, the amount of shares of Common Stock beneficially owned by all directors, the Company’s named executive officers (“NEOs”) currently serving and as identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 41 and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options(1) Exercisable or Which Become Exercisable Within 60 Days		Total Number of Shares Beneficially Owned(2)	Restricted Stock Units(3) / Unvested Options	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options(4)
Stan A. Askren	0	*	*	0	25,233	25,233
Charles M. Chiappone	2,111	8,776		10,887	4,383	15,270
David S. Cookson	17,938	21,685		39,623	5,395	45,018
Matthew J. Espe(5)	87,534	704,943		792,477	63,045	855,522
James J. Gaffney(6)	0	*	*	0	19,233	19,233
Victor D. Grizzle	25,307	107,397		132,704	17,161	149,865
Mark A. Hershey	9,644	56,120		65,764	11,980	77,744
Tao Huang	0	*	*	0	18,551	18,551
Brian L. MacNeal	594	1,091		1,685	3,898	5,583
Donald R. Maier	21,125	64,928		86,053	18,476	104,529
Larry S. McWilliams	0	*	*	0	18,551	18,551
James C. Melville	4,229	*	*	4,229	8,871	13,100
James J. O’Connor	7,000	*	*	7,000	41,007	48,007
John J. Roberts	0	*	*	0	19,233	19,233
David S. Schulz	3,996	20,715		24,711	12,445	37,156
Gregory P. Spivy(7)	0	*	*	0	3,012	3,012
Cherryl T. Thomas(8)	0	*	*	0	0	0
Directors and Executive Officers as a group (16 persons)(9)	79,062	298,010		327,072	210,864	537,936

(1)	Directors do not receive stock option grants under the 2008 Directors Stock Unit Plan or as part of the compensation program for directors.
(2)	No individual director or executive officer other than Mr. Espe beneficially owns 1% of the shares of Common Stock outstanding as of March 31, 2016. The directors and executive officers as a group beneficially own approximately 0.6% of the shares of Common Stock outstanding as of March 31, 2016.
(3)	Represents, in the case of NEOs, unvested time-based restricted stock units (“NEO RSUs”) granted to them under the 2006 and 2011 Long-Term Incentive Plan, as applicable, and, in the case of nonemployee directors, vested and unvested stock units (Director RSUs) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of March 31, 2016 under the terms of the 2008 Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEO RSUs nor the Director RSUs have voting power.
(4)	These share numbers do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the separation date, outstanding equity awards held by continuing Company employees and outstanding deferred equity awards held by Company directors were adjusted to increase the number of shares, proportionately to take into account the separation.
(5)	The share numbers for Mr. Espe do not reflect the terms of his severance agreement with the Company, which resulted in the forfeiture of 20,706 restricted stock units effective as of the termination of his employment on April 1, 2016.
(6)	Mr. Gaffney has elected not to stand for election in the 2016 Annual Election.
(7)

Under an agreement with ValueAct Capital, Mr. Spivy is deemed to hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P.,

18	AWI 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

(ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.
(8)	Ms. Thomas received a pro-rated grant of Director RSUs as the equity portion of her retainer for Board service on April 11, 2016 following her appointment to the Board on April 1, 2016, which will vest on April 11, 2017, the one-year anniversary of the grant date for such Director RSUs.
(9)	Includes amounts for Ellen R. Romano, SVP, Human Resources, and Stephen F. McNamara, VP, Controller, and excluding amounts for Messrs. Espe, Maier and Schulz.

Directors – Aggregate Ownership

The table below sets forth, as of March 31, 2016, additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares	Vested Restricted Stock Units(1)	Unvested Restricted Stock Units(2)	Phantom Stock Units(3)	Total Equity	Total Value(4)(8)
Stan A. Askren	—	23,309	1,924	—	25,233	$1,220,520
James J. Gaffney	—	17,309	1,924	10,038	19,233	$1,415,838	(5)
Tao Huang	—	16,627	1,924	—	18,551	$897,312
Larry S. McWilliams	—	16,627	1,924	—	18,551	$897,312
James C. Melville	4,229	6,947	1,924	—	13,100	$633,647
James J. O’Connor	7,000	37,250	3,757	—	48,007	$2,322,099
John J. Roberts	—	17,309	1,924	10,038	19,233	$1,415,838	(5)
Gregory P. Spivy(6)	—	1,088	1,924	—	3,012	$145,690
Cherryl T. Thomas(7)	—	—	—	—	—	$—
Total	11,229	136,466	17,225	20,076	164,920	$8,948,257
(1)	Under the terms of the 2008 Directors Stock Unit Plan, the Director RSUs granted to each director as part of his retainer for Board service are not acquirable by the director until (i) for those Director RSUs granted prior to June 2011, the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the 2008 Directors Stock Unit Plan); or (ii) for those Director RSUs granted during and after June 2011, on the date of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the 2008 Directors Stock Unit Plan).
(2)	Under the terms of the 2008 Directors Stock Unit Plan, Director RSUs vest on the first anniversary of the grant date. All of the director RSUs listed in this column will vest on July 10, 2016.
(3)	Phantom Stock Units awarded under the Company’s 2006 Phantom Stock Unit Plan (“Phantom Stock Unit Plan”) become payable (“Phantom Units Payment Date”) in cash on the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Phantom Stock Unit Plan). The cash payment amount will be equal to the number of units multiplied by the closing price of the shares of Common Stock on the stock exchange on which such shares are traded on the Phantom Units Payment Date.
(4)	Represents an amount equal to the sum of the number of shares of Common Stock beneficially owned, plus the number of vested and unvested Director RSUs, plus the number of Phantom Stock Units held, as applicable, multiplied by $48.37, which was the closing price of the shares of Common Stock of the Company on the NYSE on March 31, 2016, which was prior to the April 1, 2016 effective date of the separation of AFI.
(5)	Amount excludes $276,151.32 in accrued dividends (non-interest bearing).
(6)	Under an agreement with ValueAct Capital, Mr. Spivy is deemed to hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

AWI 2016 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

(7)	Ms. Thomas received a pro-rated grant of Director RSUs as the equity portion of her retainer for Board service in April 11, 2016 following her appointment to the Board on April 1, 2016, which will vest on April 11, 2017, the one-year anniversary of the grant date for such Director RSUs.
(8)	These share numbers do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the separation date, outstanding deferred equity awards held by Company directors were adjusted to increase the number of shares, and decrease the applicable per share exercise price of stock options, proportionately to take into account the separation.

Stock Ownership Guidelines

In accordance with our Corporate Governance Principles, each non-employee director must acquire and then hold until six months following the end of his service, phantom units and/or shares of Common Stock equal in value to three times the director’s annual retainer at the time he joined the Board. Directors endeavor to reach that level of ownership within five years of joining the Board.

With the exception of Mr. Spivy, Mr. Grizzle and Ms. Thomas, all of the current directors have achieved this ownership requirement. Mr. Grizzle is an officer of the Company and, therefore, not subject to the stock ownership guidelines for nonemployee directors. Mr. Spivy and Ms. Thomas first became eligible to participate in the nonemployee director compensation program in December 2014 and April 2016, respectively.

20	AWI 2016 Proxy Statement

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2016. In accordance with past practice, this selection will be presented to the shareholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our independent registered public accounting firm. The Audit Committee may reconsider its selection if the appointment is not ratified by the shareholders.

A representative of KPMG LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AWI 2016 Proxy Statement	21

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2015. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2015 with the Company’s management. The Audit Committee also reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee considers the independence, qualifications and performance of KPMG LLP. Such consideration includes reviewing the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG LLP their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee has also engaged KPMG LLP as the Company’s independent registered public accounting firm for 2016. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2016.

Submitted by the Audit Committee

John J. Roberts (Chair)

Tao Huang

Cherryl T. Thomas

22	AWI 2016 Proxy Statement

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2015 and 2014 and fees billed for other services rendered by KPMG LLP. All fees in 2015 and 2014 were pre-approved by the Audit Committee.

(amounts in thousands)	2015	2014
Audit Fees(1)	$3,948	$4,274
Audit Related Fees(2)	4,503	246
Audit and Audit Related Fees Subtotal	8,451	4,520
Tax Fees(3)	1,888	1,630
All Other Fees	—	—
Total Fees	$10,339	$6,150

(1)	Audit Fees are for services rendered in connection with the integrated audit of the Company’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings, and services for comfort letters.

(2)	Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, agreed-upon procedures, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements. Audit Related Fees in 2015 include fees associated with services provided in connection with the separation of AFI.

(3)	Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

Audit Committee Pre-Approval Policy

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

AWI 2016 Proxy Statement	23

ITEM 3 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 DIRECTORS’ STOCK UNIT PLAN

Our Board is asking shareholders to approve the Armstrong World Industries, Inc. 2016 Directors’ Stock Unit Plan (the “2016 Directors Stock Unit Plan”). The Governance Committee and our Board previously approved the 2016 Directors Stock Unit Plan, subject to shareholder approval.

The 2016 Directors Stock Unit Plan is a new equity compensation plan for the members of the Board who are not our employees. The 2016 Directors Stock Unit Plan replaces the 2008 Directors Stock Unit Plan, which does not have sufficient shares available for continued annual equity grants to our non-employee directors. No further grants will be made under the 2008 Directors Stock Unit Plan if the 2016 Directors Stock Unit Plan is approved by the shareholders.

Shareholder approval of the 2016 Directors Stock Unit Plan is being sought in order to meet New York Stock Exchange listing requirements and to confirm shareholder approval of the compensation to be provided under the 2016 Directors Stock Unit Plan. If approved by the shareholders, the 2016 Directors Stock Unit Plan will become effective on July 8, 2016.

The 2016 Directors Stock Unit Plan will enable us to continue our director compensation program, which is intended to attract, motivate and retain experienced, highly-qualified non-employee directors who will contribute to our financial success. The 2016 Directors Stock Unit Plan is intended to align the interests of the non-employee directors with those of the shareholders through the grant of stock unit awards.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 DIRECTORS STOCK UNIT PLAN.

24	AWI 2016 Proxy Statement

ITEM 3 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 DIRECTORS’ STOCK UNIT PLAN (CONTINUED)

DETERMINATION OF SHARES TO BE AVAILABLE FOR ISSUANCE

If this Item 3 is approved by the shareholders at the Annual Meeting, the maximum aggregate number of shares that may be issued under the 2016 Directors Stock Unit Plan shall be 250,000 shares of our Common Stock, subject to adjustments as provided in the 2016 Directors Stock Unit Plan.

When deciding on the number of shares to be available for awards under the 2016 Directors Stock Unit Plan, the Board of Directors considered a number of factors, including the number of shares needed for future stock unit awards, the potential dilution effect of the 2016 Directors Stock Unit Plan, and input from shareholder advisory firms.

As of April 15, 2016, our capital structure consisted of 55,480,362 shares of Common Stock outstanding. The proposed share authorization is a request for 250,000 shares to be available for awards under the 2016 Directors Stock Unit Plan. The 250,000 shares represent approximately 0.41% of fully diluted shares of our Common Stock, including all shares that will be authorized under the 2016 Directors Stock Unit Plan and the 2016 LTIP (as defined in “ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN” below). The Board believes that this number of shares of Common Stock under the 2016 Directors Stock Unit Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards to our non-employee directors, and that equity awards are an important component of the director compensation program.

Based on our current equity award practices, the Board estimates that the authorized shares under the 2016 Directors Stock Unit Plan may be sufficient to provide stock unit awards for approximately five to eight years, in amounts determined appropriate by the Board or the Committee described below. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly.

DESCRIPTION OF THE 2016 DIRECTORS STOCK UNIT PLAN

The following is a brief description of the material features of the 2016 Directors Stock Unit Plan. This description is qualified in its entirety by reference to the full text of the 2016 Directors Stock Unit Plan, a copy of which is attached to this Proxy Statement as Annex B.

SHARE AUTHORIZATION AND ANNUAL COMPENSATION LIMIT

The 2016 Directors Stock Unit Plan authorizes up to 250,000 shares of our Common Stock for issuance, subject to adjustment as described below. If and to the extent stock units granted under the 2016 Directors Stock Unit Plan are forfeited, terminated, or otherwise are not paid in full, the shares reserved for such grants shall again be available for purposes of the 2016 Directors Stock Unit Plan.

The 2016 Directors Stock Unit Plan provides that the maximum grant date value of shares of Common Stock subject to grants of stock units made to any non-employee director during any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $600,000 in total value. The value of such grants shall be calculated based on the grant date fair value of such grants for financial reporting purposes.

ADMINISTRATION

The 2016 Directors Stock Unit Plan is administered and interpreted by the Board or, if so delegated, to the Governance Committee. The Board has delegated administrative responsibility to the Governance Committee. References to the Committee mean the Governance Committee or the Board, as applicable. Unless the 2016 Directors Stock Unit Plan is administered by the Board, each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3(b)(3) of the Exchange Act. The Committee has the discretionary authority to make such determinations and interpretations and to take such actions in connection with the 2016 Directors Stock Unit Plan and any awards granted under the 2016 Directors Stock Unit Plan as it deems necessary or advisable.

STOCK UNITS

The Committee may award stock units with respect to shares of our Common Stock to non-employee directors. Unless the Committee determines otherwise, each year, each non-employee director

AWI 2016 Proxy Statement	25

ITEM 3 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 DIRECTORS’ STOCK UNIT PLAN (CONTINUED)

shall be granted a number of stock units based on a formula approved by the Committee. If a non-employee director is elected to the Board other than at the annual meeting of shareholders, the Committee may pro-rate the amount of the annual grant of stock units awarded to such director to correspond to the period of time to be served by the non-employee director between such non-employee director’s election and the next annual meeting of shareholders. Stock units may also be granted to non-employee directors at such times, in such amounts, and upon such terms and conditions as the Committee deems appropriate. Each stock unit provides the right to receive a payment in shares of Common Stock upon the vesting of the stock unit, unless the non-employee director elects to defer payment of the stock units. The Committee determines the number of stock units that will be awarded, as well as the other terms and conditions applicable to the stock units.

Unless the Committee determines otherwise, the provisions described below apply to all grants made under the 2016 Directors Stock Unit Plan.

Stock units shall vest, contingent upon the participant’s continued service as a director of our Board through the vesting date, on the first to occur of: (i) the date of the next annual shareholders meeting; (ii) the date on which the participant has a separation from service on account of death or total and permanent disability; or (iii) the date of a change in control.

A change in control is deemed to have occurred under the 2016 Directors Stock Unit Plan if any of the following events have occurred:

(I)	Any individual, entity, or group, other than our company, beneficially owns 35% or more of our voting stock;

(II)	Individuals who, as of July 8, 2016, constituted our Board (referred to as the incumbent board) cease to constitute at least a majority of our Board. Any individual who becomes a director after such date by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended shall be deemed members of the incumbent board. However, no individual who was initially elected as a member of our Board in connection with an actual or threatened election contest or settlement of an actual or threatened election contest will be considered to be a member of the incumbent board;

(III)	Consummation of a merger or consolidation of our company or any direct or indirect subsidiary with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the surviving company, the entity surviving such merger or consolidation or, if our company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no individual or entity beneficially owns 35% or more of the combined voting stock of our company’s then outstanding securities resulting from the transaction;

(IV)	Shareholder approval of a liquidation or dissolution of our company; or

(V)	Consummation of a sale of all or substantially all of our company’s assets.

The Committee may provide a different definition of change of control in an award agreement if it determines a different definition is necessary or appropriate, including to comply with Section 409A of the Internal Revenue Code.

A director may elect to defer payment of vested stock units that will be granted in a designated year, consistent with the requirements of Section 409A of the Internal Revenue Code. The deferral election may provide for payment upon the first to occur of (i) the date of the director’s separation from service for any reason other than cause or (ii) a change in control that meets the requirements of a “a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets,” under Section 409A of the Internal Revenue Code. The elected deferred date is referred to as a “deferred payment date.”

A vested stock unit will be paid in shares of Common Stock, with one share of Common Stock delivered for each vested stock unit within 60 days after the date of vesting or within 60 days after a deferred payment date, as applicable.

26	AWI 2016 Proxy Statement

ITEM 3 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 DIRECTORS’ STOCK UNIT PLAN (CONTINUED)

If an award of stock units is outstanding as of the record date for determining the shareholders entitled to receive a cash dividend on outstanding shares of Common Stock, each director shall be credited with dividend equivalents with respect to the director’s outstanding stock units. Dividend equivalents will vest at the same time as the underlying stock units. Unless the Committee determines otherwise, dividend equivalents on unvested stock units will be paid in cash at the time of vesting, and dividend equivalents on vested stock units that have been deferred will be paid in cash on the dividend payment dates. If the underlying stock units are forfeited, all related dividend equivalents shall also be forfeited. No interest shall accrue on dividend equivalents.

If a director has a separation from service for cause, as determined by the Committee, all stock units that have not been paid, whether or not vested, shall be forfeited. Upon the effective date of a separation from service for any reason other than cause, all unvested stock units shall be forfeited.

If a participant ceases serving as a non-employee director and, immediately thereafter, is employed by us, then such participant will not be deemed to have ceased service for purposes of the 2016 Directors Stock Unit Plan at that time. The participant’s continued employment with us will be deemed to be continued service for purposes of the 2016 Directors Stock Unit Plan; provided, however, that such service shall cease as of the date of a separation from service under Section 409A of the Internal Revenue Code, and such former director will not be eligible for additional grants of stock units under the 2016 Directors Stock Unit Plan.

ADJUSTMENTS

Awards under the 2016 Directors Stock Unit Plan and any agreements evidencing such awards, the maximum number of shares of Common Stock that may be issued under the 2016 Directors Stock Unit Plan and the maximum number of shares of Common Stock with respect to which stock units may be made to any one person during any calendar year are subject to mandatory adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such stock unit or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Common

Stock or in our capital structure by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, spinoffs, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such benefit, or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights awarded to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the 2016 Directors Stock Unit Plan.

STOCK OWNERSHIP POLICY

Unless the Committee determines otherwise, non-employee directors who are subject to our stock ownership policy must hold a portion of the net after-tax shares received upon payment of stock units under the 2016 Directors Stock Unit Plan until the applicable stock ownership guidelines are met, in accordance with our stock ownership policy.

CLAWBACK POLICY

All awards made under the 2016 Directors Stock Unit Plan are subject to the applicable provisions of clawback or recoupment policies, share trading policies and other policies that may be implemented and approved by the Board, as such policy may be in effect from time to time.

AMENDMENT AND TERMINATION OF THE PLAN

The Board may amend or terminate the 2016 Directors Stock Unit Plan at any time, subject to shareholder approval if such approval is required under the applicable laws or stock exchange requirements. The 2016 Directors Stock Unit Plan will terminate on July 7, 2026, unless the 2016 Directors Stock Unit Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

U.S. FEDERAL INCOME TAX IMPLICATIONS OF THE 2016 DIRECTORS STOCK UNIT PLAN

The U.S. federal income tax consequences arising with respect to stock units are described briefly below. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of shares. Future

AWI 2016 Proxy Statement	27

ITEM 3 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 DIRECTORS’ STOCK UNIT PLAN (CONTINUED)

appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

An award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Internal Revenue Code, and the requirements of Section 409A of the Internal Revenue Code are not satisfied.

The foregoing provides only a general description of the application of U.S. federal income tax laws to stock units granted to U.S. taxpayers under the 2016 Directors Stock Unit Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2016 Directors Stock Unit Plan, as the tax consequences may vary with the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

NEW PLAN BENEFITS UNDER THE 2016 DIRECTORS STOCK UNIT PLAN

At the present time, nine non-employee directors are eligible to receive stock units under the 2016 Directors Stock Unit Plan. The table below shows, as to each of the Company’s non-employee directors nominated for election at the Annual Meeting, the stock units that are expected to be granted in July 2016 to non-employee directors if the shareholders approve the 2016 Directors Stock Unit Plan. The last reported sale price of a share of our Common Stock on April 15, 2016 was $42.14 per share.

Name and Title	Expected 2016 Stock Units
Mr. Askren	2,492
Mr. Huang	2,492
Mr. McWilliams	2,492
Mr. Roberts	2,492
Mr. Melville	2,492
Mr. Spivy	2,492
Mr. O’Connor	4,390
Ms. Thomas	2,492

28	AWI 2016 Proxy Statement

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN

The Board is asking shareholders to approve the Armstrong World Industries, Inc. 2016 Long-Term Incentive Plan (the “2016 LTIP”). The Compensation Committee and the Board previously approved the 2016 LTIP, subject to shareholder approval.

The 2016 LTIP is a new equity compensation plan for our employees. The 2016 Long-Term Incentive Plan replaces the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “2011 LTIP”), which does not have sufficient shares available for continued equity awards to our employees. No further awards will be made under the 2011 LTIP if the 2016 LTIP is approved by the shareholders.

Shareholder approval of the 2016 LTIP is being sought in order to (i) meet New York Stock Exchange listing requirements, (ii) permit (but not require) certain awards under the 2016 LTIP to qualify for an exemption from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, and (iii) allow incentive stock options to meet the requirements of the Internal Revenue Code.

The 2016 LTIP will enable us to continue our compensation program, which is intended to attract, motivate and retain experienced, highly-qualified officers and other employees who will contribute to our financial success, and to align the interests of the officers and other employees with those of our shareholders through the grant of stock-based and cash-based awards. The 2016 LTIP is intended to serve as the plan for all of our stock-based incentive compensation programs for officers and other employees.

The approval of the 2016 LTIP will not affect our ability to make stock-based or cash-based awards outside of the 2016 LTIP to the extent consistent with applicable law and NYSE rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN.

AWI 2016 Proxy Statement	29

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

DETERMINATION OF SHARES TO BE AVAILABLE FOR ISSUANCE

If this Item 4 is approved by our shareholders at the Annual Meeting, the maximum aggregate number of shares of our Common Stock that may be issued under the 2016 LTIP will be equal to the sum of (i) 2,000,000 shares of Common Stock, plus (ii) 750,917 shares of Common Stock, which is the number of shares of Common Stock that remained available for awards under the 2011 LTIP as of April 15, 2016, plus (iii) the number of shares of Common Stock subject to outstanding awards under the 2011 LTIP as of April 15, 2016 that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid under the 2011 LTIP after the effective date of the 2016 LTIP (not exceeding 2,180,275 shares of Common Stock).

The number of shares of Common Stock reserved for issuance under the 2016 LTIP will be reduced on a one-for-one basis for each share of stock issued under the 2016 LTIP pursuant to a stock option or stock appreciation right (SAR) and will be reduced by a fixed ratio of one and six tenths (1.6) shares for each share of stock issued under the 2016 LTIP pursuant to a stock award or stock unit. For example, if shares are issued pursuant to an award of 1,000 stock units, the share reserve under the 2016 LTIP will be reduced by 1,600 shares.

When deciding on the number of shares to be available for awards under the 2016 LTIP, the Board considered a number of factors, including the number of shares available under the 2011 LTIP, our past share usage (burn rate), the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from our shareholders and shareholder advisory firms.

Dilution Analysis

As of April 15, 2016, our capital structure consisted of 55,480,362 shares of Common Stock outstanding. 750,917 shares of Common Stock remained available for grant of awards under the 2011 LTIP as of April 15, 2016. The proposed share authorization is a request for 2,000,000 new shares of Common Stock to be available for awards under the 2016 LTIP. The table below shows our potential dilution (“overhang”) levels based on our fully diluted shares of Common Stock and our request for 2,000,000 shares of Common Stock to be available for awards under the 2016 LTIP. The 2,000,000 new shares of Common Stock represent approximately 3.30% of fully diluted shares of Company Common Stock, including all shares that will be authorized under the 2016 LTIP, as described in the table below. The Board believes that this number of shares of Common Stock under the 2016 LTIP represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards, and that equity awards are an important component of our equity compensation program.

30	AWI 2016 Proxy Statement

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

Potential Overhang with 2,000,000 Shares

Stock Options Outstanding as of April 15, 2016	1,399,631
Weighted Average Exercise Price of Stock Options Outstanding as of April 15, 2016	$40.66
Weighted Average Remaining Term of Stock Options Outstanding as of April 15, 2016	5.9
Outstanding Full Value Awards under the 2011 LTIP as of April 15, 2016	780,644
Outstanding Full Value Awards under the 2008 Directors Stock Unit Plan as of April 15, 2016	199,071
Total Equity Awards Outstanding as of April 15, 2016	2,379,346

Shares Available for Grant under the 2011 LTIP as of April 15, 2016	750,917
Shares Available for Grant under the 2008 Directors Stock Unit Plan as of April 15, 2016	11,875
Shares Requested	2,000,000

Total Potential Overhang under the Plan (including all prior employee and non-employee director equity compensation plans)	5,142,138
Shares of Common Stock Outstanding as of April 15, 2016	55,480,362
Fully Diluted Shares of Common Stock	60,622,500
Potential Dilution of 2,000,000 shares as a Percentage of Fully Diluted Shares of Common Stock	3.30%

The Outstanding Full Value Awards in the foregoing table are measured at target for the outstanding performance-based awards, which can be paid at, above or below target. All dividend equivalent rights under outstanding awards are paid in cash.

The Shares Available for Grant in the foregoing table will not be issued under the 2011 LTIP or the 2008 Directors Stock Unit Plan, respectively, if the 2016 LTIP or the 2016 Directors Stock Unit Plan, respectively, is approved by the shareholders. The number shown for the 2011 LTIP has not been not adjusted for the 1.6 to one share counting provision for full value shares under the 2011 LTIP. The Shares Requested in the foregoing table is the number of new shares and does not include shares subject to outstanding grants under the 2011 LTIP or shares that were available under the 2011 LTIP as of April 15, 2016.

The Fully Diluted Shares of Common Stock in the foregoing table consists of the Shares of Common Stock Outstanding as of April 15, 2016 plus the Total Potential Overhang described in the foregoing table. Based on our current equity award practices, the Board estimates that the authorized shares under the 2016 LTIP may be sufficient to provide us with an opportunity to grant equity awards for approximately three to five years, in amounts determined appropriate by the Compensation Committee, which will administer the 2016 LTIP (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of the Common Stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Burn Rate

The table below sets forth the following information regarding the awards granted under the 2011 LTIP and the 2008 Directors Stock Unit Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

(i)	the sum of (x) all stock options granted in the applicable year, (y) all time-based stock units and stock awards granted in the applicable year, multiplied by 2.5 (which

AWI 2016 Proxy Statement	31

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

represents a premium on full value share awards based on our annual stock price volatility), and (z) the number of all performance-based stock units and stock awards granted in the applicable year (at target level performance), multiplied by 2.5, divided by

(ii)	the weighted average number of shares of Common Stock outstanding for the applicable year.

Dividend equivalents are not included in the burn rate calculation, because dividend equivalents under the outstanding awards are paid only in cash and are not paid in shares of Common Stock.

Burn Rate

	2015	2014	2013	Three-Year Average
Time-Based and Performance-Based (at target level performance) Stock Units and Stock Awards Granted	331,525	244,831	224,480
Total Full Value Awards x 2.5	828,812	612,078	561,200
Stock Options Granted	—	318,915	382,420
Total Full Value Awards x 2.5 and Stock Options Granted	828,812	930,993	943,620
Weighted Average Shares of Common Stock Outstanding as of December 31	55,359,064	58,885,040	57,778,424
Burn Rate	1.50%	1.58%	1.63%	1.57%

The burn rate means that we used an annual average of 1.57% of the weighted average shares outstanding for awards granted over the past three years under the 2011 LTIP and the 2008 Directors Stock Unit Plan.

The following table shows the total number of stock units and stock awards granted in a year, as well as the number of performance-based stock units and stock awards that were (i) eligible to be earned in a year and (ii) earned in the year. The performance-based units and awards are based on the number of shares earned and eligible to be earned for the three-year performance period ending in the applicable year.

	2015		2014	2013
Time-Based Stock Units and Stock Awards Granted in the Applicable Year	331,525	(1)	114,973	84,613
Performance-Based Stock Units and Stock Awards Granted in the Applicable Year	—		129,858	139,867
Total Grants of Stock Units and Stock Awards	331,525		244,831	224,480
Performance-Based Stock Units and Stock Awards that were eligible to be Earned in the Applicable Year (at maximum performance)	244,295		245,700	244,125
Performance-Based Stock Units and Stock Awards Earned in the Applicable Year	79,570		92,664	92,768
(1)	In 2015, we granted 100% of our long-term incentive grants as time-based stock grants as a strong retention incentive to keep management in place and fully focused on the Company during the separation of AFI.

The Board believes that our executive compensation program, and particularly the granting of equity awards, allows us to align the interests of officers and other employees who are selected to receive awards with those of our shareholders. The 2016 LTIP is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain officers and other employees who we expect will contribute to our financial success. The Board believes that

32	AWI 2016 Proxy Statement

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

awards granted pursuant to the 2016 LTIP are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the 2016 LTIP.

DESCRIPTION OF THE 2016 LTIP

The following is a brief description of the material features of the 2016 LTIP. This description is qualified in its entirety by reference to the full text of the 2016 LTIP, a copy of which is attached to this Proxy Statement as Annex C.

AWARDS

The 2016 LTIP provides that awards may be granted in any of the following forms:

•	incentive stock options

•	nonqualified stock options

•	stock appreciation rights

•	stock units

•	restricted stock awards

•	cash awards

SHARE AUTHORIZATION

The 2016 LTIP authorizes for issuance up to the sum of (i) 2,000,000 shares of shares of Common Stock, plus (ii) 750,917 shares of Common Stock, which is the number of shares of Common Stock that remained available for awards under the 2011 LTIP as of April 15, 2016, plus (iii) the number of shares of Common Stock subject to outstanding awards under the 2011 LTIP as of April 15, 2016 that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid under the 2011 LTIP after the effective date of the 2016 LTIP (not exceeding 2,180,275 shares of Common Stock). All shares of Common Stock numbers are subject to adjustment as described below.

The number of shares of Common Stock reserved for issuance under the 2016 LTIP shall be reduced on a one-for-one basis for each Common Share issued with respect to a stock option or SAR and shall be reduced by a fixed ratio of one and six tenths (1.6) shares of Common Stock for each Common Share issued with respect to a restricted stock award or stock unit.

If and to the extent stock options and SARs terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised (including stock options granted under the 2011 LTIP that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised on or after the effective date of the 2016 LTIP), and if and to the extent that any restricted stock awards or stock units are forfeited or terminated, or otherwise not paid in full (including restricted stock awards or stock units granted under the 2011 LTIP that are forfeited or terminated, or otherwise not paid in full on or after the effective date of the 2016 LTIP), the shares subject to such awards will become available again for purposes of the 2016 LTIP. If any shares of Common Stock are withheld or surrendered in payment of the exercise price of a stock option or withheld for purposes of satisfying our tax withholding obligations with respect to stock options or SARs, such shares will not be available for re-issuance under the 2016 LTIP. Shares of Common Stock withheld for purposes of satisfying our tax withholding obligations with respect to awards other than stock options or SARs (including with respect to awards granted under the 2011 LTIP that are paid on or after the effective date of the 2016 LTIP) shall be available for re-issuance under the 2016 LTIP. If SARs are awarded, the full number of shares subject to the SARs shall be considered awarded under the 2016 LTIP, without regard to the number of shares issued upon exercise of the SARs. To the extent any awards are paid in cash, and not in shares of Common Stock, any shares previously subject to such awards will not count against the share limits under the 2016 LTIP. The share ratios described above will be used for calculating the number of shares available for re-issuance under the 2016 LTIP. For the avoidance of doubt, if shares of Common Stock are repurchased on the open market with the proceeds of the exercise price of stock options, such shares may not again be made available for issuance under the 2016 LTIP.

In the event of our acquisition of any company, outstanding equity awards with respect to stock of the acquired company may be assumed or replaced with awards under the 2016 LTIP. Outstanding awards that are assumed or replaced by awards under the 2016 LTIP in connection with an acquisition (referred to as substitute awards) will not reduce the 2016 LTIP’s share reserve described above, consistent with applicable stock exchange

AWI 2016 Proxy Statement	33

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

requirements. The terms of any such substitute award will be determined by the Compensation Committee and may include exercise prices or base prices that are different from those otherwise described in the 2016 LTIP. If we assume a shareholder approved equity plan from an acquired company, any shares of Common Stock available under the assumed plan (after appropriate adjustments, as required to reflect the transaction) may be issued pursuant to awards under the 2016 LTIP and will not reduce the 2016 LTIP’s share reserve as described above.

GRANT LIMITS

The 2016 LTIP provides that the maximum aggregate number of shares of Common Stock with respect to which awards may be made to any individual employee under the 2016 LTIP during any calendar year is 750,000 shares, subject to adjustment as described below. For dividends and dividend equivalent rights that are intended to qualify for the performance-based compensation exemption of Section 162(m) of the Internal Revenue Code, the maximum amount of dividends and dividend equivalent rights that may accrue in any calendar year with respect to performance-based awards granted to any individual employee under the 2016 LTIP is $6,000,000. The maximum cash award payout that may be earned by a participant for each twelve months in a performance period is $5,000,000.

ADMINISTRATION

The 2016 LTIP will be administered and interpreted by a committee appointed by our Board from among its members (the “LTIP Committee”). Our Board has delegated administrative responsibility of the LTIP to the Compensation Committee. References to the LTIP Committee in this summary of the 2016 LTIP means the Compensation Committee. The LTIP Committee shall be comprised, unless otherwise determined by our Board, of not less than two members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act, (ii) “outside directors” under Section 162(m) of the Internal Revenue Code, and (iii) “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which our Common Stock is at the time primarily traded.

The LTIP Committee has the discretionary authority to make such determinations and interpretations and to take such action in connection with the 2016 LTIP and any awards granted under the 2016 LTIP as it deems necessary or advisable. The LTIP Committee may delegate to one or more of its members, to one or more officers or members of management or to one or more agents, such administrative duties as it may deem advisable; provided that such delegation does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act, does not prevent an award from qualifying as “performance-based compensation,” if so intended, under Section 162(m) of the Internal Revenue Code, and complies with applicable law and with applicable stock exchange requirements.

Eligibility for Participation

Participants may consist of our officers and key employees and those of our subsidiaries and affiliates, whom the LTIP Committee determines to be significantly responsible for our success and future growth and profitability and whom the LTIP Committee may designate from time to time to receive awards under the 2016 LTIP. Consultants and advisors who perform services for us or any of our subsidiaries and affiliates shall be eligible to participate in the 2016 LTIP if the consultants or advisors render bona fide services to us or our subsidiaries and affiliates, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the consultants or advisors do not directly or indirectly promote or maintain a market for our securities. Members of the Board who are not employees of the Company or employees of our subsidiaries or affiliates are not eligible to participate in the 2016 LTIP.

TYPES OF AWARDS

Stock Options

The LTIP Committee may award stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (ISOs) or nonqualified stock options that are not intended to so qualify (NQSOs) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2016 LTIP may receive an award of NQSOs. Only employees of the Company and our subsidiaries may receive an award of ISOs. All of the authorized shares under the 2016 LTIP may be granted as ISOs, subject to adjustment as described below.

34	AWI 2016 Proxy Statement

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

The LTIP Committee fixes the exercise price per share for stock options on the date of grant. The per share exercise price of any stock option awarded under the 2016 LTIP shall not be less than the fair market value of a share of Common Stock on the date of grant. If the recipient of an ISO is a participant who holds more than 10% of the total combined voting power of all classes of outstanding stock of the Company or a subsidiary, the exercise price per share of an ISO awarded to such person must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs for tax purposes.

The LTIP Committee determines the term of each stock option. The term may not exceed ten years from the date of grant and, if the recipient of an ISO is a participant who holds more than 10% of the combined voting power of all classes of outstanding stock of our Company or a subsidiary, the term for such ISO may not exceed five years from the date of grant. Unless the LTIP Committee determines otherwise, if a vested NQSO would terminate at a time when trading in our Common Stock is prohibited by law or our insider trading policy, the vested NQSO may be exercised until the 30th day after the expiration of such prohibition. The LTIP Committee determines the vesting period and other terms of stock options. A participant may pay the exercise price and any withholding taxes upon exercise of a stock option: (i) in cash; (ii) with the approval of the LTIP Committee, by withholding shares of Common Stock having a fair market value on the date of exercise equal to the exercise price; (iii) with the approval of the LTIP Committee, by delivering shares of Common Stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares; (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or (v) by such other method as the LTIP Committee may approve, to the extent permitted by applicable law.

SARs

The LTIP Committee may award SARs to anyone eligible to participate in the 2016 LTIP. SARs may be awarded in connection with, or independently of, any stock option awarded under the 2016 LTIP. Upon exercise of a SAR, the participant will receive an amount equal to the excess of (i) the fair market value of a specified number of shares of Common Stock on the date of exercise over (ii) the fair market value of such shares of Common Stock on the date the SAR is awarded, or other higher specified base amount, as determined by the LTIP Committee. The base amount shall not be less than the fair market value of the Common Stock subject to the SARs on the date of grant. Such payment to the participant will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the LTIP Committee. The LTIP Committee will determine the vesting period and other terms of SARs, including whether SARs will be awarded in connection with, or independently of, any stock options. The LTIP Committee determines the term of each SAR. The term of a SAR may not exceed ten years from the date of grant. Unless the LTIP Committee determines otherwise, if a vested SAR would terminate at a time when trading in our Common Stock is prohibited by law or our insider trading policy, the vested SAR may be exercised until the 30th day after the expiration of such prohibition.

Restricted Stock Awards

The LTIP Committee may grant restricted stock awards to anyone eligible to participate in the 2016 LTIP. Restricted stock awards may be subject to such terms and conditions as the LTIP Committee deems appropriate. The LTIP Committee determines the number of shares of Common Stock subject to restricted stock awards as well as the other terms and conditions, including vesting, as the LTIP Committee determines appropriate.

With respect to the shares of Common Stock subject to a restricted stock award, participants have all of the rights of a holder of shares of Common Stock, including the right to vote the shares. Dividends with respect to restricted stock may either be currently paid to the participant or withheld by the Company for the participant’s account, and interest may be credited on cash dividends withheld, subject to such terms as determined by the LTIP Committee; provided that dividends with respect to performance-based restricted stock awards shall vest only to the extent that the underlying restricted stock award vests, as determined by the LTIP Committee.

AWI 2016 Proxy Statement	35

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

Stock Units

The LTIP Committee may award stock units to anyone eligible to participate in the 2016 LTIP. Each stock unit provides the right to receive a payment in shares of Common Stock or in cash at such time as the award agreement shall specify.

The LTIP Committee determines the number of stock units that will be awarded, as well as the other terms and conditions applicable to the stock units, including vesting and whether the stock units shall have dividend equivalent rights. Any dividend equivalent right will vest and become payable at the same time as the underlying stock unit, unless the LTIP Committee determines otherwise; provided that any dividend equivalent right with respect to a performance-based stock unit will vest and be paid only if and to the extent the underlying stock unit vests and is paid as determined by the LTIP Committee.

Stock units may be paid at the time specified by the LTIP Committee. If a stock unit becomes distributable, it will be paid in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the LTIP Committee.

Cash Awards

The LTIP Committee may, in its discretion, grant awards to be settled solely in cash. Cash awards may be subject to such terms and conditions, including vesting, as the LTIP Committee deems appropriate.

Performance-Based Awards

Awards granted under the 2016 LTIP may be granted in a manner such that the awards qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (see “Federal Income Tax Consequences” below). As determined by the LTIP Committee, either the awarding or vesting of such performance-based awards may be based on the achievement of performance objectives that are based on one or more of the business criteria described below, with respect to our performance and the performance of our subsidiaries as a whole or the performance of one or more of our business units.

The LTIP Committee will establish in writing: (i) the objective performance goals that must be met in order for the awards to vest or be payable; (ii) the period during which performance will be measured; (iii) the maximum amounts that may be paid if the performance goals are met; and (iv) any other conditions that the LTIP Committee deems appropriate and consistent with the 2016 LTIP and the requirements of Section 162(m) of the Internal Revenue Code. Forfeiture of all or part of any such award will occur if the performance goals are not met, as determined by the LTIP Committee. The LTIP Committee will establish in writing the performance goals that must be met no later than 90 days after the commencement of the applicable period of service to which the performance goals relate (but in no event after 25% of such period has elapsed), or such other period as may be consistent with the regulations issued under Section 162(m) of the Internal Revenue Code. The LTIP Committee may not increase the amount of compensation that is payable upon achievement of the designated performance goals, but the LTIP Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

The LTIP Committee will use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) sales; (iv) operating income; (v) earnings before interest and taxes (EBIT); (vi) earnings before interest, taxes, depreciation and amortization (EBITDA); (vii) cash flow; (viii) working capital targets; (ix) return on equity; (x) return on capital; (xi) market price per share; (xii) total return to shareholders; (xiii) price-earnings multiples; (xiv) revenue; (xv) number of days sales outstanding in accounts receivable; (xvi) productivity; (xvii) margin; (xviii) net capital employed; (xix) growth in assets; (xx) unit volume; (xxi) market share; (xxii) economic value; (xxiii) relative performance to a comparison group designated by the LTIP Committee based on any of the foregoing criteria; or (xxiv) strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

VESTING AND FORFEITURE OF AWARDS

All awards granted under the 2016 LTIP will vest over a period that it not less than one year from the date of grant. Subject to adjustments as described

36	AWI 2016 Proxy Statement

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

below, up to 5% of the share reserve as of the effective date of the 2016 LTIP may be granted without regard to the one-year minimum vesting period.

The LTIP Committee has discretion to accelerate vesting of awards in connection with a participant’s death, disability, retirement, involuntary termination without cause, in the event of a change in control or a corporate transaction or an event requiring mandatory adjustment or substitution (as described below), or in such other circumstances as the LTIP Committee deems appropriate.

Unless otherwise provided by the LTIP Committee, a participant will forfeit all awards which have not been settled under the 2016 LTIP, and the Committee may require repayment of paid or exercised awards, if:

(i)	the participant’s employment is terminated for willful, deliberate, or gross misconduct, as determined by the LTIP Committee; or

(ii)	the participant breaches any written confidentiality, non-solicitation or non-competition covenant with us or a subsidiary or affiliate, including non-competition and non-solicitation covenants described in the 2016 LTIP.

ADJUSTMENT PROVISIONS

Awards under the 2016 LTIP and any agreements evidencing such awards, the maximum number of shares of Common Stock that may be issued under the 2016 LTIP, and the maximum number of shares of Common Stock with respect to which awards may be granted to any one employee during any calendar year are subject to mandatory adjustment or substitution, as determined by the LTIP Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such award or as otherwise determined by the LTIP Committee to be equitable (i) in the event of changes in the outstanding Common Stock or in our capital structure by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, spinoffs, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award, or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights awarded to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the 2016 LTIP.

CHANGE IN CONTROL

The 2016 LTIP provides “double trigger” vesting in the event of a change in control. Unless the LTIP Committee determines otherwise, if there is a change in control, and if participants’ awards remain outstanding after the change in control (or are assumed by, or converted to similar awards with equivalent value as of the date of the change in control of, the surviving corporation (or parent or subsidiary of the surviving corporation)), and we or our successor terminates a participant’s employment without cause upon or within two years after the change in control, the participant’s outstanding stock options and SARs shall vest and become exercisable, any restrictions on restricted stock awards shall lapse, and stock units or cash awards shall become payable. In that event, awards that are based on performance goals will vest and be payable at their target value unless the LTIP Committee determines otherwise.

Unless the LTIP Committee determines otherwise, if there is a change in control (or are not assumed by, or converted to similar awards with equivalent value as of the date of the change in control of, the surviving corporation (or parent or subsidiary of the surviving corporation)), and if participants’ awards do not remain outstanding after the change in control, then all outstanding stock options and SARs shall immediately vest and become exercisable, any restrictions on restricted stock awards shall lapse, and stock units and cash awards shall become payable as of the date of the change in control. In that event, awards that are based on performance goals will vest and be payable at their target value unless the LTIP Committee determines otherwise.

The LTIP Committee may establish such other terms and conditions relating to the effect of a change in control on awards as the LTIP Committee deems appropriate. In addition to other actions, in the event of a change in control of the Company, the LTIP Committee may take any one or more of the following actions with respect to any or all outstanding awards, without the consent of any participant: (A) determine that outstanding stock

AWI 2016 Proxy Statement	37

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

options and SARs shall be fully exercisable, restrictions on outstanding restricted stock awards shall lapse, and stock units and cash awards shall become payable, as of the date of the change in control or at such other time as the LTIP Committee determines, (B) require that participants surrender their outstanding stock options and SARs for cancellation in exchange for one or more payments by the Company, in cash, Common Stock or other property, as determined by the LTIP Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares of Common Stock subject to the participant’s unexercised stock options and SARs exceeds the exercise price or base amount, as applicable, and on such terms as the LTIP Committee determines, (C) after giving participants an opportunity to exercise their outstanding stock options and SARs, terminate any or all unexercised stock options and SARs at such time as the LTIP Committee deems appropriate, (D) with respect to participants holding stock units or cash awards, determine that such participants shall receive one or more payments in settlement of such stock units or cash awards, in such amount and form and on such terms as may be determined by the LTIP Committee, or (E) determine that awards that remain outstanding after the change in control shall be converted to similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation). If the per-share fair market value of our Common Stock does not exceed the per-share exercise price or base amount of a stock option or SAR, the Company will not be required to make any payment to the participant upon surrender of the stock option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the change in control or such other date as the LTIP Committee may specify.

Under the 2016 LTIP, “change of control” means the occurrence of any one of the following:

(i)	Any individual, entity or group, other than our company becomes the beneficial owner of more than 35% of our voting stock;

(ii)	Individuals who, as of July 8, 2016, constituted our Board (referred to as the incumbent board) cease to constitute at least a majority of our Board. Any individual who becomes a director after such date and whose election or nomination was approved by a vote or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended. However, no individual who was initially elected as a member of our Board in connection with an actual or threatened election contest or settlement of an actual or threatened election contest will be considered to be a member of the incumbent board;

(iii)	Consummation of a merger or consolidation of our company (or any direct or indirect subsidiary) with another corporation, other than a merger or consolidation where (i) at least a majority of the Board of the corporation resulting from the transaction were members of the incumbent board at the time of the execution of the initial agreement or action of the Board providing for such transaction or (ii) there is a recapitalization of our company (or similar transaction) in which no individual or entity beneficially owns 35% or more of the combined voting stock of our then outstanding securities resulting from the transaction;

(iv)	Consummation of a sale of all or substantially all of our assets; or

(v)	Shareholder approval of a liquidation or dissolution of our company.

The LTIP Committee may provide a different definition of change of control in an award agreement if it determines a different definition is necessary or appropriate, including to comply with Section 409A of the Internal Revenue Code.

STOCK OWNERSHIP POLICY

Participants who are subject to our stock ownership policy must hold a portion of the net after-tax shares received upon vesting, exercise or payment of the awards under the 2016 LTIP until the applicable stock ownership guidelines are met, in accordance with our stock ownership policy.

NO REPRICING OF OPTIONS OR SARS

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spinoff, combination, or

38	AWI 2016 Proxy Statement

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

exchange of shares), we may not, without obtaining shareholder approval, (i) amend the terms of outstanding stock options or SARs to reduce the exercise price of outstanding stock options or the base amount of outstanding SARs, (ii) cancel outstanding stock options or SARs in exchange for other awards or stock options or SARs with an exercise price or base amount, as applicable, that is less than the exercise price or base amount, as applicable, of the original stock options or SARs or (iii) cancel outstanding stock options or SARs with an exercise price or base amount, as applicable, above the current stock price in exchange for cash, our Common Stock or other securities.

CLAWBACK POLICY

All awards made under the 2016 LTIP are subject to the applicable provisions of clawback or recoupment policies, share trading policies and other applicable policies that may be implemented and approved by the Board, as such may be in effect from time to time.

AMENDMENT AND TERMINATION OF THE LTIP

The Board may amend or terminate the 2016 LTIP at any time, subject to shareholder approval if such approval is required under the Internal Revenue Code, applicable laws or stock exchange requirements. The 2016 LTIP will terminate on July 7, 2026, unless the 2016 LTIP is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

U.S. FEDERAL INCOME TAX IMPLICATIONS OF THE 2016 LTIP

The U.S. federal income tax consequences arising with respect to awards granted under the 2016 LTIP will depend on the type of award. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted a stock option that qualifies as “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to awards granted to one of its covered employees, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) an award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or Stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Internal Revenue Code, and the requirements of Section 409A of the Internal Revenue Code are not satisfied.

The foregoing provides only a general description of the application of U.S. federal income tax laws to certain awards granted to U.S. taxpayers under the 2016 LTIP. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2016 LTIP, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

NEW PLAN BENEFITS UNDER THE 2016 LTIP

Future benefits under the 2016 LTIP generally will be granted at the discretion of the LTIP Committee and are therefore not currently determinable. It is anticipated that approximately 135 individuals, including our Chief Executive Officer, are eligible to receive awards under the 2016 LTIP. The last reported sale price of a share of our Common Stock on April 15, 2016 was $42.14 per share.

AWI 2016 Proxy Statement	39

ITEM 4 – APPROVE THE ARMSTRONG WORLD INDUSTRIES, INC. 2016 LONG-TERM INCENTIVE PLAN (CONTINUED)

The table below shows, as to each of our executive officers named in the Summary Compensation Table of this Proxy Statement and the various indicated individuals and groups, the awards granted between January 1, 2015 and December 31, 2015, under the 2011 LTIP, which are the awards that would have been granted under the 2016 LTIP had the 2016 LTIP been in place in 2015.

Name	Title	Dollar Value ($)(1)	Number of Units(2)
Matthew J. Espe	Chief Executive Officer and President	3,150,000	56,614
David S. Schulz	Senior Vice President and Chief Financial Officer	690,000	12,402
Victor D. Grizzle	Executive Vice President and Chief Executive Officer, Armstrong Building Products	874,100	15,710
Donald R. Maier	Executive Vice President and CEO, Armstrong Floor Products	855,000	15,376
Mark A. Hershey	Senior Vice President, General Counsel, and Chief Compliance Officer	605,600	10,855
All current executive officers as a group (7 persons)		6,767,500	121,633
Non-employee directors as a group (9 persons)(3)		0	0
All employees, including current officers who are not executive officers, as a group (226 persons)		10,016,623	180,133
(1)	Represents the dollar value of the RSUs received based on closing stock price on the date of grant.

(2)	Represents the number of shares subject to RSUs granted to employees, including our executive officers, in 2015. See the 2015 Grant of Plan Based Awards Table above for details of RSUs granted to the named executive officers. In 2015, 233 employees, including our executive officers, received RSUs. These numbers do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the date of the separation, outstanding RSUs held by continuing Company employees were adjusted proportionately to increase the number of shares subject to the RSUs to take into account the separation.

(3)	Non-employee directors did not receive any awards under the 2011 LTIP in 2015 and they are not eligible to participate in the 2016 LTIP.

40	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This compensation discussion and analysis (“CD&A”) includes a detailed description of our executive compensation programs and philosophy, which are generally applicable to all of our management employees and focuses primarily on the material components of our executive compensation program as they apply to our Named Executive Officers (“NEOs”). In 2015, our NEOs were(1):

Matthew J. Espe President and CEO

David S. Schulz Senior Vice President and CFO

Victor D. Grizzle Executive Vice President and CEO, Armstrong Building Products (“ABP”)

Donald R. Maier Executive Vice President and CEO, Armstrong Floor Products (“AFP”)

Mark A. Hershey Senior Vice President, General Counsel and Chief Compliance Officer

(1)	We determined the above NEOs for 2015 in accordance with SEC rules, which require that we include: all individuals who served as our principal executive officer (Mr. Espe) and principal financial officer (Mr. Schulz), regardless of compensation level during the year; and our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year (Messrs. Grizzle, Maier and Hershey).

EXECUTIVE SUMMARY

Our Business

We are a leading global producer of ceiling systems and, prior to April 1, 2016, flooring products for use primarily in the construction and renovation of residential, commercial and institutional buildings. We design, manufacture and sell ceiling systems (primarily mineral fiber, fiberglass wool and metal) and, prior to April 1, 2016, flooring products (primarily resilient and wood) around the world.

On February 23, 2015, we announced that our Board had unanimously approved the separation of our Resilient Flooring and Wood Flooring segments from our Building Products (Ceilings) segment. The separation was effective April 1, 2016, and resulted in two independent, publicly-traded companies, the Company and AFI, with AFI owning and operating the Resilient Flooring and Wood Flooring business and the Company continuing to own and operate the Building Products (Ceilings) business.

Upon the effective date of the separation, Mr. Grizzle became the President and CEO of the Company, and Messrs. Espe, Maier and Schulz terminated employment with the Company. Messrs. Maier and Schulz became executives of AFI upon the date of the separation.

Executive Compensation Programs

Our executive compensation programs are designed to attract and retain high caliber talent, reward performance, and closely align the interests of our executives with the interests of our shareholders. We execute this philosophy through the payment of base salaries, cash incentive awards under our Management Achievement Plan (“MAP”), grants of time-based restricted stock units (“RSU”) and, in past years, grants of performance-based (“PSU”) and stock options under the 2011 LTIP.

To focus our NEOs on delivering both short- and long-term results, a significant amount of their target total direct compensation (“TDC”, composed of base salary, short-term and long-term incentive compensation) is dependent upon achieving specified results and is, therefore, “at risk.” We also employ specific policies and practices to supplement our compensation philosophy, including:

•	Stock ownership guidelines to ensure NEOs have financial exposure to changes in our stock price, thereby aligning NEO and long-term shareholder interests.

•	Ability to recoup certain stock-based awards in the event of termination of employment for willful,

AWI 2016 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

deliberate or gross misconduct or in the event a participant engages in injurious conduct after termination of employment. To the extent the SEC adopts future rules for clawback policies that require changes to our policies, we will revise our policies as appropriate.

•

Insider trading policy prohibiting derivative transactions in our shares of Common Stock, including: trading in puts, calls, covered calls, or other derivative products involving our securities; prohibiting engaging in any hedging or monetization transaction with respect to our securities; and, prohibiting holding company securities in a margin account or pledging our securities as collateral for a loan.

•	Double trigger vesting of equity grants upon a change in control.

•	No plans or agreements that provide tax gross-ups to our NEOs under Section 280G of the Internal Revenue Code.

•	Post-vesting holding requirements for amounts payable above target in our 2016 performance-based equity grants.

2015 Business Highlights of Pre-Separation AWI

In 2015, we placed significant emphasis on driving operational results within our businesses while executing on the separation. Key performance highlights included:

•

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)* of $391 million at the consolidated level were consistent with our external guidance and internal expectations due in part to budgeted increases in strategic SG&A investments, primarily on our flooring business, incremental manufacturing expense associated with the addition of our Russian ceilings plant and the investment in our Lancaster luxury vinyl tile manufacturing capability.

•

Flat Consolidated net sales compared to 2014 as continued price and mix gains in our ceilings business, volume recovery in our North American resilient flooring business and improved mix in our wood flooring business were offset by volume declines in our wood flooring and European and Middle Eastern ceilings businesses and pricing pressure in our U.S. flooring business.

•	$102 million of free cash flow was up from 2014 by 60.7%, primarily due to lower capital expenditures.

•	Record EBITDA* in our ABP (ceilings) business despite challenging market conditions.

•	Significantly improved profitability in our flooring business as we benefited from raw material cost declines.

•	Execution on planned investments in our Lancaster, PA Luxury Vinyl Tile plant; Somerset, KY wood flooring plant and Pontarlier, France ceilings plant.

•	Significant investments to revitalize the AFP go-to-market strategy that included new displays and marketing collateral within the distribution and retail channel.

•	Given challenging market conditions, we took cost reduction actions that included a 20% reduction in SG&A headcount in ABP (Ceilings) China and similar SG&A reductions in ABP (Ceilings) EMEA.

For 2016 our key priorities for the post-separation ceilings business include:

•	Driving revenue growth by leveraging our existing global capabilities and focusing on an expanded ceilings solutions market.

•	Enhancing our manufacturing capabilities and expanding our Americas sales resources to align with broader market opportunities.

•	Continuing to pursue productivity, efficiency and working capital improvements.

•	Allocating capital to high return opportunities while optimizing free cash flow.

*	Continuing operations basis. Please refer to Annex A for a reconciliation of Adjusted EBITDA to U.S. GAAP.

42	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2015 Executive Compensation Highlights for the Historical Pre-Separation Business

The 2015 annual incentive compensation opportunities established under the MAP (the “2015 MAP”) by the Compensation Committee were based on the targets established in the Company’s 2015 annual operating and financial plan approved by the Board, which included significant incremental SG&A expense in the flooring business. Additionally, in establishing EBITDA targets and corresponding payout opportunities under the MAP, the Compensation Committee considered, among other things, a review of historical financial performance and plan payout, the Board’s view of the achievability of the 2015 plan, a sensitivity analysis of MAP payouts to Company financial performance, an analysis of MAP payouts as a percentage of incremental EBITDA, and other factors that the Compensation Committee considered relevant. Based upon its evaluation, the Compensation Committee established MAP payout opportunities that it considered appropriate to the associated levels of EBITDA performance with a 100% payout opportunity available upon achievement of the Company’s Board-approved 2015 operating and financial plan.

The final MAP payout factor reflects that the Company achieved EBITDA in excess of its 2015 operating and financial plan due in part to record EBITDA in our ABP (ceilings) business and above target probability in our AFP (flooring) business.

Our 2015 EBITDA performance resulted in a 146% MAP payout factor at the consolidated level.

Our 2013 – 2015 performance-based equity grants were based on achieving a cumulative Return on Invested Capital (“ROIC”) goal during the 2013-15 performance period. Our three-year cumulative ROIC performance for 2013 – 2015 resulted in a

57% payout factor, reflecting actual performance relative to the performance goal established in 2013.

The Compensation Committee completed the following key activities with respect to our Pre-Separation ceilings and flooring business in 2015:

•	Determined EBITDA to be the performance metric against which to measure and reward for annual MAP performance in 2015.

•	Approved a 2015 EBITDA target of $352 million and established a corresponding payout factor for the MAP.

•	Approved 2015 MAP payments in line with above target performance during 2015.

•	146% (Consolidated)

•	200% (AFP)

•	100% (ABP)

Also during 2015, the Compensation Committee and the Board completed a number of activities in connection with the separation of our ceilings and flooring businesses on April 1, 2016 intended to encourage identified executives to focus on both a successful execution of the transaction and achieving the Company’s goals and objectives

AWI 2016 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

during the transition period between the announcement and execution of the separation transaction. Upon the recommendation of the Compensation Committee, the Company:

•	Entered into retention agreements with Messrs. Espe, Schulz, and Hershey.

•

Each executive was eligible to receive a cash retention award in an amount equal to one and one-half times the executive’s base salary (two times in the case of Messrs. Espe and Schulz) if his employment with the Company continued through the closing of a separation, sale or similar transaction with respect to the flooring business of the Company prior to June 30, 2016 (unless such date was extended by the Board). Retention payments were made upon the successful execution of the separation in April 2016.

•	Entered into new severance agreements with Messrs. Schulz, Hershey and Grizzle to more closely align with competitive practices and to create internal equity among participants.

•

Each executive will be entitled to receive certain cash severance benefits if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as such terms are defined in the severance agreement). The severance is equal to (i) one and one-half (1.5) times the executive’s then-current annual base salary plus his target annual incentive under the Company’s MAP program, payable in lump sum, and (ii) a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company generally.

•

Amended Mr. Espe’s employment agreement dated June 24, 2010 as amended on December 31, 2012, to provide Mr. Espe with comparable severance benefits as stated above, by adding the MAP component to his existing severance formula of two times base salary.

•

Updated existing change in control (CIC) agreements for all NEOs to align with current market practices. No changes were made to the amount of severance benefits provided, except as described below with respect to the MAP. The changes included the following:

•	For the MAP bonus for the year of termination, provide executive with pro-rata target bonus rather than a pro-rata bonus based on actual performance, since the performance goals generally do not continue to be relevant after a CIC.

•

In the event of a dispute under the CIC agreement, executive’s legal fees and expenses incurred in good faith will be reimbursed by the Company. The prior agreements provided for payment by the Company of legal fees incurred by the officer in connection with a dispute, but only to the extent that the officer’s claim is successful.

•	Modified the CIC definition to reflect current market terms and Company ownership (see “CIC Agreements – Key Terms” on page 70 for the new definition).

•	Modified the Good Reason definition to:

•	Expressly provide that a diminution of duties includes a diminution of duties as a result of the Company no longer being a publicly traded corporation following the CIC, and

•	Include relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment immediately prior to the CIC.

•

Approved long-term incentive awards to eligible participants in the form of time-based restricted stock units. The Compensation Committee determined that the Company was not able to establish meaningful long-term performance metrics for the 2015-2017 performance cycle until the financial planning in connection with the separation was completed. The Compensation Committee also determined that it was appropriate to provide equity grants with a strong retention incentive, because of the need to keep management in place and fully focused on the Company during the separation, and the Compensation Committee recognized the limited retention value of employees’ outstanding long- term incentive awards. Therefore, the Compensation Committee determined that time-based restricted stock units were an appropriate form of long-term incentive award for the 2015 transition year.

•	Directed management to apply the “concentration” approach to outstanding equity awards in the separation, whereby employees’

44	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

outstanding stock options, RSUs and PSUs will be aligned with the stock of their employer company in the separation. Upon the date of the separation, outstanding equity awards held by continuing Company employees and directors were adjusted to increase the number of shares, and decrease the applicable per share exercise price of stock options, proportionately to take into account the separation.

•

Finally, during 2015 and into 2016, the Compensation Committee focused on establishing separate compensation plan designs for each of the ceilings and flooring businesses appropriate to those businesses post-separation. During this period, the Compensation Committee:

•	Developed a strategic framework for long-term value creation and linkage between pay and performance, both over the short-term and the long-term.

•	Designed the 2016 short-term incentive program and determined free cash flow (“FCF”) to be an appropriate performance metric against which to measure performance in the post-separation environment.

•	Approved a full year 2016 FCF target of $91 million and established a corresponding payout factor for the short-term plan.

•	Developed a new long-term equity incentive (“2016 LTI”) framework with the explicit objective of generating superior total shareholder returns (TSR).

•

Established that our new senior leadership team would receive their 2016 LTI in 100% PSU. Before 2015, the Company historically granted PSUs that vested based on the achievement of ROIC over a three-year period.

•

On April 11, 2016, the Compensation Committee granted PSUs to the most senior executive tier, which will vest based on achievement of absolute total shareholder return (“Absolute TSR” - 75% of the award) and free cash flow (“FCF” - 25% of the award), which the Compensation Committee believes creates the desired focus on generating total shareholder return and closely aligns managements’

interests with those of the Company’s shareholders. The 2016 LTI awards are designed to focus on long-term shareholder value creation through the execution on the Company’s post-separation strategic plan. The Compensation Committee believes that these grants, following consummation of the separation of AFI, reinforce and provide increased incentives for the execution of the Company’s three-year strategic plan and the creation of additional value-enhancing initiatives. Further details are outlined in the Company’s current report on Form 8-K filed with the SEC on April 13, 2016.

•	Imposed post-vesting holding requirements for our NEOs on amounts payable above target in our 2016 performance-based equity grants.

•	Made recommendations to the Board regarding the new senior leadership team of the Company and approved related compensation changes.

•	Renewed its engagement with Towers Watson as the Compensation Committee’s independent consultant.

The table below summarizes TDC paid or awarded to our NEOs during 2015. This table is not intended to be a substitute for the Summary Compensation Table (‘‘SCT’’) or Grants of Plan-Based Awards Table (‘‘GPBAT’’). Base salary reflects the total salary paid for 2015. 2015 MAP awards and LTIP awards are reflected in the SCT and GPBAT. LTIP awards represent an incentive for future performance, not current cash compensation, and are “at risk” of forfeiture.

2015 NEO TDC

Name	2015 Salary $	2015 Final MAP $	2015 LTIP $(1)	TDC $
Mr. Espe	1,009,401	1,621,100	3,150,000	5,780,501
Mr. Schulz	473,800	518,820	690,000	1,682,620
Mr. Grizzle	496,558	424,560	874,000	1,795,118
Mr. Maier	485,725	670,310	855,000	2,011,035
Mr. Hershey	443,925	388,800	605,600	1,438,325

(1)	Amounts represent the aggregate grant date fair value for long-term incentive equity awards granted in 2015, as calculated under the Financial Accounting Standards

AWI 2016 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Stock on the date of the grant.

Consideration of 2014 Advisory Shareholder Vote on Executive Compensation

At our 2011 annual meeting, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with this vote, the Board implemented an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives. That vote is scheduled to occur at the 2017 annual meeting. Our most recent advisory shareholder vote on executive compensation took place at the 2014 annual meeting.

The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of the 2014 favorable (97%) advisory vote on executive compensation, the Compensation Committee noted our current executive compensation program has been effective in implementing our stated compensation philosophy and objectives.

The Compensation Committee recognizes executive pay practices and notions of sound governance principles continue to evolve. While no specific changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to ongoing trends and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “COMMUNICATION WITH THE BOARD” on page 10 for further information. As indicated above, the Compensation Committee has redesigned the 2016 short-term and long-term incentive compensation plans to support our post-separation business plan.

PHILOSOPHY AND OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

Our long-term success and growth depend on highly capable global leaders with the experience and skills to deliver our strategy in a volatile and changing market environment. Thus, our executive compensation programs are designed to attract, motivate and retain those high-quality leaders. Generally, the same principles that apply to our NEOs also apply to the compensation of our salaried employees. In developing and maintaining our executive compensation program, the Compensation Committee focuses on the following key objectives:

•	Align executive interests with shareholders’ interests.

•	Create a strong link between pay and performance by placing a significant portion of compensation ‘‘at risk’’ based on performance against pre-established goals.

•	Structure sufficiently competitive compensation packages globally, to enable access to high-quality executives in a highly competitive talent environment.

•	As a special focus for 2015, provide incentives to keep management in place and fully focused on the Company during the separation process.

HOW WE MAKE COMPENSATION DECISIONS

The Compensation Committee is responsible for executive compensation program design and the decision-making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees. The Compensation Committee solicits input from the independent members of the Board, the CEO, other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

46	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Roles of Key Participants

Compensation Committee

•  Sets the philosophy and principles that guide the executive compensation program

•  Oversees the design of our executive compensation programs in context of our culture, competitive practices, legal and regulatory landscape, and governance trends

•  Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance

•  Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO, evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to be ratified by the independent directors based on the evaluation

•  Oversees the evaluation of the other executive officers and approves their compensation in collaboration with the CEO

Independent Members of the Board	• Participate in the performance assessment process for the CEO • Review and ratify CEO compensation decisions, including base salary, MAP, and LTIP awards
Committee Consultant – Towers Watson

•  Provides analysis, advice and recommendations with regard to executive compensation

•  Attends Compensation Committee meetings, as requested, and communicates between meetings with the Compensation Committee Chair

•  Advises the Compensation Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

CEO	• Provides input to the Compensation Committee on senior executive performance and compensation recommendations

AWI 2016 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Independent Compensation Consultant

In July 2015, the Compensation Committee renewed its engagement of Towers Watson as its independent consultant on executive compensation matters.

Towers Watson serves as our Pension Plan Actuary in Canada (an arrangement that has been in place for several years, prior to Towers Watson becoming the Compensation Committee’s consultant) and typical actuary annual fees are $220,000. We also purchase select compensation and HR survey data from the firm. Towers Watson does not perform any other services for the Company. At the request of the Compensation Committee, in addition to providing general executive compensation advice, Towers Watson performed the following services during 2015:

•	Advised on the design considerations with respect to the 2015 MAP and the 2015 LTIP, to ensure appropriate linkage between short- and long-term performance and pay.

•

Advised on the design considerations with respect to the 2016 short-term and long-term incentive program, to ensure appropriate linkage between short- and long-term performances and pay in a post-separation business environment.

•	Advised on various questions related to the separation.

•	Advised the Compensation Committee on setting the CEO’s compensation.

The Compensation Committee determined the work of Towers Watson did not raise any conflicts of interest in 2015. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and corresponding rules of NYSE, including the fact Towers Watson provides limited other services to us, the level of fees received from us as a percentage of Towers Watson’s total revenue, policies and procedures employed by Towers Watson to prevent conflicts of interest, and whether the individual Towers Watson advisors to the Compensation Committee own any shares of Common Stock or have any business or personal relationships with members of the Compensation Committee or our executive officers.

After considering all of the factors required by the NYSE rules and all other factors relevant to Towers Watson’s independence from management, the Compensation Committee has determined Towers Watson is independent.

Use of Competitive Data

In setting NEO compensation, the Compensation Committee considers various types of information, including survey data, peer compensation data, tally sheets, wealth accumulation analyses and related benchmark information.

Annual Compensation Benchmarking

Annually, the Compensation Committee reviews all components of NEO compensation versus competitive market data.

In general, we target NEO pay to be at or near the 50th percentile of the competitive market, but we may deviate from this target due to an individual’s performance, internal equity with peers situated at similar levels, and to attract the required level of global business knowledge and leadership needed to achieve our strategic objectives.

The principal sources of market data include (combined “Competitive Market”):

•	Survey data (all NEOs), including surveys by AonHewitt and Towers Watson (“Market”)

•	Peer Group data (CEO and CFO) (“Peer Group”)

48	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Peer Group

The Compensation Committee uses compensation data compiled from a group of peer companies based on a number of pre-established criteria, including business model comparability, company size measured by revenues (one half to two times the Company’s revenue) and market capitalization, global presence, and competition for executive talent and investor capital.

During 2014, the Compensation Committee conducted an in-depth review of the Peer Group, and the selection criteria. No changes were made to the peer group in 2015.

Our Peer Group consists of 18 manufacturing companies in the building and construction industries and is reflected below:

Acuity Brands, Inc.	Louisiana-Pacific Corporation	Steelcase, Incorporated
AO Smith Corp.	Martin Marietta Materials	The Valspar Corporation
Fortune Brands Home & Security, Inc.	Masco Corporation	Universal Forest Products, Inc.
Herman Miller, Incorporated	Mohawk Industries, Inc.	USG Corporation
Leggett & Platt, Inc.	Nortek, Inc.	Vulcan Materials Company
Lennox International Inc.	Owens Corning	W. R. Grace & Company

We anticipate that our Compensation Committee will evaluate the composition of our peer group in 2016, taking into consideration the impact of the separation of AFI.

Tally Sheets and Wealth Accumulation Analyses

The Compensation Committee uses tally sheets and wealth accumulation analyses when evaluating compensation-related decisions for each NEO.

•	Tally sheets provide historic information on each executive’s equity and non-equity compensation, and other compensation such as potential payments upon termination of employment.

•	Wealth accumulation analysis assesses the total Armstrong-specific wealth that could be earned by each NEO given certain stock price assumptions.

Compensation Mix

To facilitate the link between NEO pay and company performance, in a typical year a significant amount of TDC is performance-based and “at risk.” In 2015, the Compensation Committee granted RSUs, as the Compensation Committee determined that it was appropriate to provide equity grants with a strong retention incentive, because of the need to keep management in place and fully focused on the Company during the separation, and because of the difficulty of setting meaningful long-term performance metrics in the transition period around the separation.

In a return to our more typical practices, in 2016, NEOs received 100% PSUs, as more fully described below.

Typically, 81% of our CEO’s target TDC and 68% of the average target TDC of our other NEOs is performance-based and “at risk.” The following chart shows the 2015 compensation mix, consisting of base salary, performance-based MAP, and time-based RSUs as the LTI grants.

AWI 2016 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ELEMENTS, CHARACTERISTICS & OBJECTIVES OF OUR EXECUTIVE COMPENSATION

Elements, Objectives and Key 2015 NEO Actions

Type	Compensation Elements	Objectives	Key 2015 NEO Actions
Performance-Based	Long-Term Incentive (LTIP)

•  Promotes long- term value-creation for our shareholders, and fosters retention, by rewarding execution and achievement of goals linked to our longer term strategic initiatives and cost of capital

•  Target opportunity generally set at Peer Group and/or Market median

•  In 2015, the Compensation Committee provided equity grants with a strong retention incentive, because of the need to keep management in place and fully focused on the Company during the separation. The Compensation Committee recognized the limited retention value of employees’ outstanding long-term incentive awards and the difficulty of establishing meaningful long-term performance metrics until the financial planning in connection with the separation was completed.

•  In a return to our more typical practice, in 2016, our senior leadership team received 100% PSUs.

• NEOs received RSU awards with values ranging from 140% to 312% of base salary • 2013-2015 PSU award paid out at 57% of target
Annual Incentive (MAP)

•  Provides an annual incentive opportunity for achieving financial results based on performance goals tied to our annual operating plan

•  Drives EBITDA performance

•  Awards tied to Company, business unit and individual performance, including leadership behaviors

•  Target opportunity generally set at Peer Group and/or Market median

• NEOs received MAP payments ranging from 114% to 184% of target

Fixed	Base Salary	• Provides reasonable and market competitive fixed pay reflective of an executive’s role, responsibility and individual performance • Generally set at Peer Group and/or market median	• NEOs received merit increases effective April 1, 2015
Benefits

•  Standard range of health, welfare, and retirement benefits generally similar to those provided to other salaried employees, except that executives:

•  are eligible to receive enhanced Company-paid long-term disability benefits;

•  are eligible for non-qualified retirement savings benefits

Limited Perquisites

•  Very limited perquisites or personal benefits

•  Personal financial counseling at a cost generally less than $4,500 per NEO

•  Executive physicals at a cost typically less than $5,000 per NEO

•  Executive Long-Term Disability at a cost generally less than $5,000 per NEO

50	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Alignment of Compensation Elements and Objectives

The following table illustrates how our executive compensation elements align with our compensation objectives. As mentioned above, the objective of the RSUs granted in 2015 was primarily for purposes of retention. In normal years, our LTIP is based on various financial performance metrics incorporating a strong pay for performance linkage

Executive Compensation Element	Attract Talented Employees	Align Management and Shareholder Interests	Pay for Performance	Motivate and Retain Management
Base Salary	✓			✓
Annual Incentive (MAP)	✓	✓	✓	✓
Long-Term Incentive (LTIP)	✓	✓	✓	✓

2015 COMPENSATION DESIGN AND OUTCOMES

Base Salary

The Compensation Committee’s decision on 2015 base salaries was largely driven by the competitiveness of each NEOs base salary compared to the Competitive Market; increases were effective April 1, 2015. The table below represents the base salary rate as of December 31. This information differs from the SCT, which reflects the total base salary received for the year.

Name	2014 Salary $	2015 Salary $	Change in Base Salary
Mr. Espe(1)	1,009,400	1,009,400	—
Mr. Schulz	460,000	478,400	4.0%
Mr. Grizzle	485,630	500,200	3.0%
Mr. Maier	475,000	489,300	3.0%
Mr. Hershey	432,600	447,700	3.5%
(1)	Mr. Espe did not receive an increase for 2015.

Management Achievement Plan

MAP awards provide an annual incentive opportunity for achieving financial results based on performance goals tied to annual operating plan.

Each NEOs target MAP opportunity (expressed as a percent of base salary) is based on role responsibility, alignment with similar positions internally, and external Competitive Market. Actual payout will vary with actual business performance relative to performance targets.

MAP awards were determined based on the following formula, measures and weightings. The Compensation Committee approves these factors at the beginning of each fiscal year. Additional details follow below the table.

2015 MAP Design

AWI 2016 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2015 Target MAP Opportunity

2015 Target MAP opportunities (expressed as a percentage of base salary) for NEOs were as set forth in the table below. There were no changes to these targets when expressed as a percentage of base salary from 2014.

Name	Target MAP % Opportunity	Target MAP $
Mr. Espe	110%	1,110,340
Mr. Schulz	75%	355,350
Mr. Grizzle	75%	372,418
Mr. Maier	75%	364,294
Mr. Hershey	60%	266,355

2015 MAP Performance Metrics and Weighting

The Compensation Committee selected EBITDA (for both the consolidated as well as at the business unit level) as the 2015 MAP performance metric. The Compensation Committee determined that EBITDA aligned to key elements of our 2015 operating plan and financial plans and is an appropriate measure of operating performance (pre-financing and pre-tax).

In establishing the 2015 EBITDA target of $352 million and corresponding payout factor, the Compensation Committee conducted a detailed analysis that took into account a number of factors, including analyst expectations, a review of actual historic performance, consideration of achievability and sensitivity analysis, an analysis of the percent of incremental EBITDA to be provided as a target for participants, the complexity and timing of the separation of AFI, as well an analysis of the external context, such as expected peer group performance and broader market performance.

Based on this in-depth analysis, the Compensation Committee determined that this target represented a significant degree of difficulty. In addition, planned and necessary increased SG&A spending in AFP and non-cash pension related charges contributed to a challenging goal.

The final MAP payout factor was a result of record EBITDA in our ABP business and above target profitability in the flooring business.

For 2015, the Compensation Committee established the following performance ranges and associated payout ranges. The Company’s consolidated and business unit performance are converted to a corresponding payout factor on a straight line basis between Threshold and Target and between Target and Maximum. MAP payout factors are capped at 200%.

	EBITDA $ (in millions)			EBITDA Performance as % of Target			Payout
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Consolidated	281.6	352.0	422.4	80%	100%	120%	50%	100%	200%
AFP	80.2	100.3	120.4	80%	200%	120%	50%	100%	200%
ABP	273.7	342.1	410.5	80%	300%	120%	50%	100%	200%

52	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The MAP opportunity for NEOs with primary responsibilities at the Corporate level is weighted 100% to consolidated results. NEOs with business unit responsibilities are weighted 30% to consolidated results and 70% to the individual business unit.

Weighting	Consolidated	Business Unit
Mr. Espe	100%
Mr. Schulz	100%
Mr. Grizzle	30%	70% (ABP)
Mr. Maier	30%	70% (AFP)
Mr. Hershey	100%

Individual Performance

The Board and the Compensation Committee considered individual performance when finalizing MAP awards for the CEO and other NEOs and decided not to make individual performance adjustments in determining the final 2015 MAP awards. For MAP awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, any individual performance adjustment cannot exceed the maximum level determined by EBITDA performance.

2015 Final Performance and Payout Factors

Our 2015 EBITDA performance resulted in a 146% MAP payout factor at the consolidated level.

Final performance and payout is determined by adding incentive expense to targets as well as to actual performance to reflect performance excluding accruals for incentive compensation.

Further details are shown in the table below:

Adjusted EBITDA	2015 Target $M	2015 Actual $M*	Performance %	Payout %
Consolidated	352.0	378.0	107%	146%
AFP	100.3	114.8	114%	200%
ABP	342.1	344.7	101%	100%
*	Please refer to Annex A for a reconciliation of Adjusted EBITDA to U.S. GAAP. We achieved full year adjusted EBITDA of $378 million after giving effect to the specific items that the Compensation Committee pre-determined in February 2015 were eligible for exclusion from the achievement calculation.

2015 Final MAP Awards

The Compensation Committee determined the final 2015 MAP payouts by multiplying the NEOs target MAP amount by the final weighted payout factors, as outlined below.

For NEOs who were weighted 100% to consolidated results, the Compensation Committee approved a final payout factor of 146%.

Name	Target MAP $	Payout Factor	2015 Final MAP Award $
Mr. Espe	1,110,340	146%	1,621,100
Mr. Schulz	355,350	146%	518,820
Mr. Hershey	266,355	146%	388,880

For Messrs. Grizzle and Maier, who were weighted 30% to consolidated results and 70% to Business Unit results, the Compensation Committee approved a final payout factor of 114% and 184%, respectively.

Name	Target MAP $	Weighted Cons. Payout Factor (wtd. 30%)	Weighted Business Unit Payout Factor (wtd. 70%)	2015 Final MAP Payout Factor%	2014 Final MAP Award $
Mr. Grizzle	372,418	146%	100%	114%	424,560
Mr. Maier	364,294	146%	200%	184%	670,310

Long Term Incentive Plan

The goal of the long-term incentive plan is to provide equity-based long-term incentive awards that link management interests to shareholder returns and focus management on our long-term performance.

In determining long-term incentive award opportunity for the CEO and other NEOs, the Board and the Compensation Committee generally consider a number of factors, including Competitive Market, internal equity, and cost (dilution and accounting cost) and also take into consideration tally sheet and wealth accumulation analyses.

Long-term incentive plan awards for a given year are typically made two business days following the release of our prior fiscal year’s fourth quarter and full year financial results. This allows sufficient time

AWI 2016 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

for the market to absorb the announcement of earnings and current year performance guidance.

Historically the Compensation Committee awarded a combination of stock options and PSUs. In 2015, our long-term incentive awards for NEOs and other eligible employees consisted of 100% time-vested RSUs to maximize their value as a retention incentive in connection with the separation, in consideration of the criticality of retaining key employees during the separation process. The Compensation Committee recognized the limited retention value of employees’ outstanding long-term incentive awards. The Compensation Committee also determined that it would be difficult for the Company to establish meaningful long-term performance metrics until the financial planning in connection with the separation was completed.

In anticipation of the separation, the Compensation Committee did not make long-term incentive awards in 2016 on the regular schedule in February 2016. Instead, the 2016 long-term incentive awards were made following the separation in April 2016.

On April 11, 2016, the Compensation Committee granted PSUs to the senior leadership team, which will vest based on achievement of Absolute TSR (75% of the award) and FCF (25% of the award), which the Compensation Committee believes creates the desired focus on generating total shareholder return and closely aligns managements’ interests with those of the Company’s shareholders. The 2016 LTI awards are designed to focus on long-term shareholder value creation through the execution on the Company’s post-separation strategic plan. The Committee believes that these grants, following consummation of the separation of AFI, reinforce and provide increased incentives for the execution of the Company’s three-year strategic plan and the creation of additional value-enhancing initiatives. Further details are outlined in the Company’s current report on Form 8-K filed with the SEC on April 13, 2016.

2015 Target LTIP

The Compensation Committee annually determines LTIP target opportunity (expressed as a percent of base salary) based on role responsibility, alignment with similar positions internally, and external Competitive Market, as well as a review of tally sheets and wealth accumulation analyses.

The respective target percentages for LTIP grants to our NEOs in 2015 and the resulting Grant Date Fair Value were as set forth in the table below. LTIP targets did not change for our NEOs , with the exception of Mr. Schulz, whose 2015 LTIP target was increased from 130% to 150% to more closely align to market median.

Name	2015 LTIP Target as % of Base Salary	2015 LTIP Grant Date Fair Value $(1)
Mr. Espe	312%	3,150,000
Mr. Schulz	150%	690,000
Mr. Grizzle	180%	874,100
Mr. Maier	180%	855,000
Mr. Hershey	140%	605,600
(1)	Amounts represent the grant date fair value for the long-term incentive equity award granted in February 2015, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our shares of Common Stock ($55.64) on the date of the grant (February 24, 2015).

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Non-qualified Defined Benefit Pension Plans

Our NEOs do not participate in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), which was closed to newly hired employees after January 1, 2005.

Qualified Defined Contribution Savings Plan and Non-qualified Deferred Compensation Plan

For salaried employees who do not participate in the RIP, we provide a 401(k) match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions, up to a maximum company match of $18,000 for 2015. All NEOs are eligible to participate in this program.

We offer an unfunded, nonqualified deferred compensation plan, the Armstrong Nonqualified Deferred Compensation Plan (“NQDCP”). This plan is to restore Company contributions that would be lost due to Internal Revenue Code limits on compensation that can be taken into account under our tax-qualified 401(k) and to allow participants to

54	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

voluntarily elect to defer some portion of base salary and MAP until a future date. Participants receive a Company match identical to the 401(k) company match up to a maximum contribution of 6% of eligible earnings. All NEOs are eligible to participate in this program.

Bonus Replacement Retirement Plan

The Bonus Replacement Retirement Plan (“BRRP”) was established to allow executives to defer a portion of income (up to $20,000) into a qualified, tax-deferred plan. The Company will make a non-elective contribution to the executive’s account, and a corresponding reduction to the amount of the MAP payment. The executive may choose from the same investment options provided under the 401(k) plan.

In anticipation of the separation, the Company discontinued the BRRP and merged the assets of the plan into each participant’s 401(k) plan account.

Severance in Absence of Change in Control

As briefly described earlier in the CD&A under the “2015 Executive Compensation Highlights” on page 43, during a review of the Company’s severance practices in February 2015, the Compensation Committee revised severance benefits for Messrs. Espe, Schulz, Grizzle and Hershey, to more closely align with competitive practices and to create internal equity among participants. Mr. Espe’s employment agreement was amended to provide severance payment equal to 200% of base salary plus target annual incentive under the Company’s MAP. In addition, the amendment states that a termination of employment under the employment agreement will not result in accelerated vesting of outstanding equity awards. Mr. Espe will be subject to a two-year non-competition and non-solicitation agreement following his termination of employment. Please refer to the 2011 Proxy Statement for a summary of Mr. Espe’s employment agreement. The amendment was disclosed in the Company’s current report on Form 8-K filed with the SEC on March 8, 2015.

Under the Company’s severance plan, which applied to Mr. Maier in the absence of a Change in Control event and in the absence of an employment agreement, severance benefits for executive participants provide a minimum of 26 weeks and a maximum of 52 weeks of base salary based on years of service.

In connection with the separation of AFI, the Company announced an enhanced severance program in March 2015, which will continue for one year after the separation, April 1, 2017. The severance benefits for executive participants under the enhanced program provide a minimum of 39 weeks and a maximum of 52 weeks of base salary based on years of service.

Change in Control Agreements

We provide individual change in control (“CIC”) agreements to the NEOs to establish a competitive level of financial security in the event of a CIC. In 2015, the Compensation Committee determined the level of CIC benefits for the NEOs based on research conducted by Skadden and an assessment of contemporary market practices.

The Compensation Committee made revisions to the existing agreements to update the agreements. The changes to the agreements were described earlier in this proxy statement under the “2015 Executive Compensation Highlights” section on page 43.

None of the CIC agreements provides for tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code. For more information regarding our NEO CIC agreements, please refer to “CIC Agreements – Key Terms” section on page 70.

Stock Ownership Guidelines

The Compensation Committee instituted stock ownership guidelines for our NEOs in August 2010 in an effort to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation. In 2016, the Compensation Committee updated the guidelines to require retention of 50% of net shares acquired upon any future vesting or exercise of equity awards until the ownership guidelines are met.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the executive’s annualized base salary as of a certain date, and the stock price as of a fixed date. The required

AWI 2016 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ownership multiple for our CEO is six times annual base pay and is three times annual base pay for our other NEOs.

For purposes of the stock ownership guidelines, we include direct ownership of shares and stock units held in employee plans. Stock options are included to the extent they are “in-the-money”. PSUs are not included in determining whether an executive has achieved the ownership levels.

The stock ownership guidelines required achievement of the ownership multiple within five years from the date of adoption of the guidelines for Mr. Espe since he joined the Company prior to the adoption of the guidelines, and within five years from date of hire or promotion into the role for Messrs. Schulz, Grizzle, Maier and Hershey.

The Compensation Committee last reviewed the NEOs’ progress toward meeting the ownership requirements in February 2015. As of the date of the review, Messrs. Espe and Grizzle had met their ownership requirements.

Recoupment Policy

Our Compensation Committee has the ability to exercise discretion and take action to recoup certain stock-based awards from a plan participant in the event his or her employment is terminated for willful, deliberate or gross misconduct, as, for example, if we were required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws as a result of such participant’s misconduct which led to his or her termination of employment, or if a participant engages in injurious conduct after termination of employment. To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policies, we will revise our policies as appropriate.

Prohibition on Hedging and Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving Company securities with our General Counsel’s office prior to entering into such transaction.

By policy, we prohibit derivative transactions in our Company securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving Company securities.

•	Engaging in any hedging or monetization transaction with respect to Company securities.

•	Holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Beginning in 2011, we permitted senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to policy prohibitions on trading while in possession of material non-public information.

Assessment of Risk

We monitor the risks associated with our compensation program on an ongoing basis. In addition, we are committed to performing formal assessments on a periodic basis. At the conclusion of the most recent analysis (conducted in 2014) of our compensation programs and associated risks, it was the assessment of the Compensation Committee, that our compensation programs are structured and operated with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

The Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year.

This limitation does not apply to compensation that meets the Internal Revenue Code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners).

56	AWI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Our Compensation Committee retains discretion to determine whether to structure our annual and long-term incentive compensation plans for the NEOs to maximize the tax deductibility of the payments as “qualifying performance-based compensation” under Section 162(m) of the Internal Revenue Code to the extent practicable. The Compensation Committee considers both tax and accounting treatment in establishing our compensation program. The Compensation Committee retains discretion to authorize compensation arrangements that are not fully tax deductible, as, for example, may be appropriate to attract and retain global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value or, as was the case in 2015, to provide significant retention incentives.

AWI 2016 Proxy Statement	57

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Armstrong World Industries, Inc.’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Stan A. Askren, Chair

James J. Gaffney

Larry S. McWilliams

James C. Melville

Gregory P. Spivy

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference therein.

58	AWI 2016 Proxy Statement

2015 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)		Total ($)
Mr. Espe	2015	1,009,401	—	3,150,000	—	1,621,100	—	252,088	(4)	6,032,589
President and Chief	2014	1,002,050	—	1,260,000	1,890,000	837,720	—	212,401		5,202,171
Executive Officer	2013	980,000	—	1,260,000	1,890,000	764,400	—	694,231		5,588,631
Mr. Schulz	2015	473,800	—	690,000	—	518,820	—	52,153	(4)	1,734,773
Senior Vice	2014	435,367	—	208,000	312,000	248,160	—	40,678		1,244,205
President and Chief Financial Officer	2013	262,912	—	51,880	77,820	128,900	—	20,290		541,802
Mr. Grizzle	2015	496,558	—	874,000	—	424,560	—	88,951	(4)	1,884,069
Executive Vice	2014	479,848	—	333,000	499,500	305,910	—	102,028		1,720,286
President and CEO, Armstrong Building Products	2013	459,375	—	324,000	486,000	361,800	—	34,207		1,665,382
Mr. Maier	2015	485,725	—	855,000	—	670,310	—	144,470	(4)	2,155,505
Executive Vice	2014	428,466	68,710	335,200	502,800	188,790	—	140,427		1,664,393
President and CEO Armstrong Flooring Products	2013	409,000	—	240,000	360,000	159,600	—	87,464		1,256,064
Mr. Hershey	2015	443,925	—	605,600	—	388,800	—	69,627	(4)	1,508,032
Senior Vice President,	2014	429,450	—	235,200	352,800	195,830	—	60,142		1,273,422
General Counsel and Chief Compliance Officer	2013	413,750	—	221,200	331,800	193,700	—	39,356		1,199,806

(1)	The amounts reflect the aggregate grant date fair value of stock units granted in the fiscal year, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing price of the Company’s shares of Common Stock ($55.64) on the date of grant (February 24, 2015).

(2)	The 2015 amounts disclosed are the awards under the 2015 MAP.

(3)	The amounts shown in the “All Other Compensation” column include: (i) cash dividends paid; (ii) Company matching contribution to the Savings and Investment 401(k) Plan and to the NQDCP; (iii) premiums for long-term disability insurance; (iv) relocation expenses; and (v) personal benefits (“perquisites”) consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each person the total value of all such perquisites did not reach $10,000. In 2015, the Company’s LTI program for NEOs consisted of 100% time-based RSUs in anticipation of the separation of AFI. The RSUs will vest in three equal installments on the first, second and third anniversaries of the effective date grant. Any cash dividend equivalents declared will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares lapse.

AWI 2016 Proxy Statement	59

2015 SUMMARY COMPENSATION TABLE (CONTINUED)

(4)	The following table provides the detail for the amounts reported in the All Other Compensation for 2015 for each NEO:

Name	Perquisites and Other Benefits(a) ($)	Cash Dividends(a) ($)	Company Match Savings Plan Contributions ($)	Executive Long- Term Disability ($)	Relocation(b) ($)	All Other Compensation ($)
Mr. Espe		134,415	115,327	2,346		252,088
Mr. Schulz		5,677	46,475			52,153
Mr. Grizzle		36,303	52,648			88,951
Mr. Maier			44,970		99,500	144,470
Mr. Hershey		23,530	41,147	4,950		69,627

(a)	Cash dividend equivalents were paid upon vesting of RSUs and PSUs in 2015.

(b)	Mr. Maier was provided commuting expense assistance following his promotion to the global EVP & CEO AFP role on September 26, 2014 details of which are outlined in SEC form 8-K filing on August 22, 2014. The commuting expense is to cover housing, car lease and flight travel.

60	AWI 2016 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

The table below shows information on MAP awards and RSUs granted to each NEO in 2015. There is no assurance that the grant date fair value of RSU awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under-Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Espe	(1)	N/A	555,170	1,110,340	2,220,680
	(2)	2/25/2015							56,614			3,150,000
Mr. Schulz	(1)	N/A	177,675	355,350	710,700
	(2)	2/25/2015							12,402			690,000
Mr. Grizzle	(1)	N/A	186,209	372,418	744,836
	(2)	2/25/2015							15,710			874,100
Mr. Maier	(1)	N/A	182,147	364,294	728,588
	(2)	2/25/2015							15,367			855,000
Mr. Hershey	(1)	N/A	133,178	266,355	532,710
	(2)	2/25/2015							10,855			605,600
(1)	The amounts shown represent the 2015 MAP target opportunity for each NEO. Actual payouts are included in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)	In 2015, the Company’s LTI program for NEOs consisted of 100% time-based RSUs in anticipation of the announced separation of AFI. The RSUs will vest in three equal installments on the first, second and third anniversaries of the effective date grant. Any cash dividend equivalents declared will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares lapse.
(3)	These share numbers do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the date of the separation, outstanding equity awards held by continuing Company employees were adjusted to increase the number of shares, and decrease the applicable per share exercise price of stock options, proportionately to take into account the separation.

AWI 2016 Proxy Statement	61

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, and unvested RSUs and PSUs held by each NEO on December 31, 2015. Market or payout values in the table below are based on the closing price of our shares of Common Stock on that date, $45.73. These share numbers below do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the date of the separation, outstanding equity awards held by continuing Company employees were adjusted to increase the number of shares, and decrease the applicable per share exercise price of stock options, proportionately to take into account the separation.

		Option Awards(4)					Stock Awards(4)
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)

Name		Exercisable	Unexercisable(1)
Mr. Espe	8/10/10	343,835			24.73	08/10/20
	3/2/11	121,399			35.57	03/02/21
	2/28/12	101.647			43.21	02/28/22
	2/20/13	58,306	29,154		51.76	02/20/23
	2/25/14	25,301	50,603		53.87	02/25/24
	2/20/13									24,344	1,113,251
	2/25/14									23,390	1,069,625
	2/25/15						56,614	(1)	2,588,958
Mr. Schulz	6/1/11	4,472			40.71	06/01/21
	2/28/12	4,287			43.21	02/28/22
	2/20/13	2,401	1,201		51.76	02/20/23
	2/25/14	4,177	8,354		53.87	02/25/24
	2/20/13									1,003	45,867
	2/25/14									3,862	176,609
	2/25/15						12,402	(1)	567,143
Mr. Grizzle	1/17/11	16,773			36.58	01/17/21
	3/2/11	27,315			35.57	03/02/21
	2/28/12	27,445			43.21	02/28/22
	2/20/13	14,993	7,497	(1)	51.76	02/20/23
	2/25/14	6,687	13,374	(1)	53.87	02/25/24
	2/20/13									6,260	286,270
	2/25/14									6,182	282,703
	2/25/15						15,710	(1)	718,418
Mr. Maier	3/2/11	8,094			35.57	03/02/21
	11/1/11	6,026			33.15	11/01/21
	2/28/12	22,588			43.21	02/28/22
	2/20/13	11,106	5,553	(1)	51.76	02/20/23
	2/25/14	4,964	9,928	(1)	53.87	02/25/24
	9/26/14	1,633	3,267	(1)	56.52	09/26/24
	9/26/14									4,637	212,050
	2/20/13									4,589	209,8550
	2/25/14						1,557	(2)	71,202
	2/25/15						15,367	(1)	702,733
Mr. Hershey	7/1/11	13,530			40.30	07/01/21
	2/28/12	17,789			43.21	02/28/22
	2/20/13	10,236	5,119	(1)	51.76	02/20/23
	2/25/14	4,723	9,446	(1)	53.87	02/25/24
	2/20/13									4,274	195,450
	2/25/14									4,367	199,703
	2/25/15						10,885	(1)	497,771
(1)	Grant will vest in three equal installments one, two and three years from the date of grant.

(2)	Grant will vest three years from the date of grant.

(3)	The number of shares of Common Stock reflected in this column represents the target shares if the ROIC goal is achieved. The awards would vest on December 31, 2015 and December 31, 2016 respectively.

(4)	These share numbers do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the date of the separation, outstanding equity awards held by continuing Company employees were adjusted to increase the number of shares, and decrease the applicable per share exercise price of stock options, proportionately to take into account the separation.

62	AWI 2016 Proxy Statement

OPTION EXERCISED AND STOCK VESTED

The following table shows the exercise of stock options by each NEO during 2015 as well as stock awards held by each NEO that became free of restrictions during 2015.

	Option Awards(1)		Stock Awards(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Espe	—	—	15,721	$847,205
Mr. Schulz	—	—	664	35,783
Mr. Grizzle	—	—	4,246	228,817
Mr. Maier	—	—	—	—
Mr. Hershey	—	—	2,752	148,305

(1)	Represents the number of stock options exercised in 2015. The value realized upon exercise is computed by determining the difference between the market price at exercise and the exercise price of the options

(2)	Represents the number of PSUs that vested in 2015. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

The following table lists the details of the stock awards that vested in 2015 for the NEOs. The performance period was 2012 – 2014 and the payout was 66% of target. The cash dividend equivalents associated with these vesting events are represented in the “All Other Compensation” column in the SCT.

Name	Type	Grant Date	Payout Date	Number of Shares Granted	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Mr. Espe	PSU	2/28/12	2/19/15	23,819	15,721	$847,205
Mr. Schulz	PSU	2/28/12	2/19/15	1,066	664	35,783
Mr. Grizzle	PSU	2/28/12	2/19/15	6,432	4,246	228,817
Mr. Hershey	PSU	2/28/12	2/19/15	4,169	2,752	148,305

The performance period for PSUs granted in 2013 ended on December 31, 2015. The final payout was not determinable as of December 31, 2015. The final payout determination was made in February 2016 by the Compensation Committee after a review of the Company’s performance and certification of achievement of the performance goals. The final 2013 PSU shares paid out and the value realized in February 2016 are set forth below. Target units and year-end values for the PSUs awarded in 2013 are included in the Outstanding Equity Awards table.

Name	2013 PSU Final Payout(a) (#)	PSU Value on Vesting(b)(c) ($)
Mr. Espe	13,877	$542,591
Mr. Schulz	572	22,365
Mr. Grizzle	3,569	139,548
Mr. Maier	2,644	103,380
Mr. Hershey	2,437	95,287

(a)	Represents 57% of target award achieved.

(b)	Valued at $39.10, the closing price of our shares of Common Stock on February 5, 2016, the date of Compensation Committee final payout determination.

(c)	These share numbers do not reflect adjustments made to outstanding equity awards to reflect the separation of AFI. Upon the date of the separation, outstanding equity awards held by continuing Company employees were adjusted to increase the number of shares, and decrease the applicable per share exercise price of stock options, proportionately to take into account the separation.

AWI 2016 Proxy Statement	63

PENSION BENEFITS

Our NEOs do not participate in the Company’s qualified defined pension plan, which was closed to newly hired employees after January 1, 2005.

64	AWI 2016 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for each NEO who participates in the NQDCP.

Name	Executive Contributions in 2015(1) ($)	Registrant Contributions in 2015(2) ($)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/15(3) ($)
Mr. Espe	128,410	97,327	(5,400)	0	661,282
Mr. Schulz	61,954	47,666	(1,386)	0	181,961
Mr. Grizzle	44,837	34,648	(1,693)	0	135,405
Mr. Maier	34,598	26,971	(3,465)	0	299,437
Mr. Hershey	31,742	24,885	(3,925)	0	218,187

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the SCT,
(2)	The amount in this column is also reported in the All Other Compensation column of the SCT.
(3)	The table below reflects amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEO in the SCT for previous years.

Name	Amount Previously Reported ($)
Mr. Espe	363,123
Mr. Schulz	53,481
Mr. Grizzle	56,387
Mr. Maier	195,524
Mr. Hershey	101,972

Our defined benefit pension plans were closed to new salaried participants effective January 1, 2005 and to existing salaried participants who did not meet the age and service requirements as of March 1, 2006. None of the NEOs participates in the Company’s pension plans. Instead, each NEO is eligible to participate in a 401(k) savings plan with an enhanced Company match. We match 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions in the enhanced plan. The NQDCP was established to provide benefits similar to the 401(k) plan as it applies to eligible employees whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year. For 2015, the eligible earnings limit was $225,000. A participant may elect to defer up to 25% of eligible base salary earnings and up to 25% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the 401(k) savings plan with the enhanced Company match. Participants may transfer account balances between any of the applicable plans available investment options.

Participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

The Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

AWI 2016 Proxy Statement	65

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which each NEO would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2015. Severance benefits for the NEOs were reviewed and modified in February 2015 as described in the Compensation Discussion and Analysis section above.

The “Change in Control” column assumes that there is no limitation on payments under the “best net” provision in each CIC agreement. Amounts in the “Change in Control” column are “double trigger” payments and are therefore applicable only in the event both a change in control (“CIC”) event and either an involuntary (without cause) termination or a termination for Good Reason under the CIC agreement occur. The PSUs were valued at target.

Mr. Espe
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	4,239,480	4,239,480	5,299,350
Cash Retention			2,018,800	2,018,800	2,018,800
Health & Welfare Benefit Continuation	—	—	25,950	25,950	108,018
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MA	—	—	1,110,340	1,110,340	1,110,340
Accelerated LTIP
PSU	—	—	—	—	2,440,162
RSU	—	—	—	—	—
Stock Options	—	—	—	—	268,015

Total	—	—	$7,419,570	$7,419,570	$12,225,091

Mr. Schulz
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	1,255,800	1,255,800	1,674,4000
Cash Retention			956,800	956,800	956,800
Health & Welfare Benefit Continuation	—	—	—	—	89,100
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	358,800	358,800	358,800
Accelerated LTIP
PSU	—	—	—	—	176,802
RSU	—	—	—	—	567,764
Stock Options	—	—	—	—	—

Total	—	—	$2,596,400	$2,596,400	$3,833,666

66	AWI 2016 Proxy Statement

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Mr. Grizzle
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	1,313,025	1,313,025	1,750,700
Health & Welfare Benefit Continuation	—	—	6,810	6,810	92,119
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	372,418	372,418	372,418
Accelerated LTIP
PSU	—	—	—	—	282,703
RSU	—	—	—	—	718,418
Stock Options	—	—	—	—	—

Total	—	—	$1,717,253	$1,717,253	$3,246,358

Mr. Maier
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	366,975	366,975	1,712,550
Health & Welfare Benefit Continuation	—	—	—	—	89,800
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	366,975	366,975	366,975
Accelerated LTIP
PSU	—	—	—	—	210,084
RSU	—	—	—	—	774,781
Stock Options	—	—	—	—	—

Total	—	—	$758,950	$758,950	$3,184,190

Mr. Hershey
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	1,074,480	1,074,480	1,432,640
Cash Retention			671,550	671,550	671,550
Health & Welfare Benefit Continuation	—	—	5,923	5,923	87,671
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	266,355	266,355	266,355
Accelerated LTIP
PSU	—	—	—	—	199,703
RSU	—	—	—	—	497,771
Stock Options	—	—	—	—	—

Total	—	—	$2,043,308	$2,043,308	$2,043,308

AWI 2016 Proxy Statement	67

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the NEOs in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined in the NEOs CIC Agreements and, if applicable, severance agreements as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause in the absence of CIC

Under the Company’s severance plan, which applies to Mr. Maier in the absence of a CIC event and in the absence of an employment agreement, severance benefits for executive participants provide a minimum of 26 weeks and a maximum of 52 weeks of base salary based on years of service.

In connection with the separation of AFI, the Company announced an enhanced severance program in March 2015, which will continue for one year after the separation until April 1, 2017. The severance benefits for executive participants under the enhanced program provide a minimum of 39 weeks and a maximum of 52 weeks of base salary based on years of service.

A Severance Pay Committee, composed of members of management, reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

In the event of a qualifying involuntary termination, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives are eligible for twelve months of executive outplacement support provided by an outside service provider.

As discussed above in the CD&A, during a review of the Company’s severance practices in February

2015, the Company’s Compensation Committee revised severance benefits for Messrs. Espe, Schulz, Grizzle and Hershey, to more closely align with competitive practices and to create internal equity among participants (disclosed in the SEC Form 8-K filing on March 8, 2015). Mr. Espe’s employment agreement was amended to provide severance payment equal to 200% of base salary plus target annual incentive under the Company’s MAP. In addition, the amendment states that a termination of employment under the employment agreement will not result in accelerated vesting of outstanding equity awards. Mr. Espe will be subject to a two-year non-competition and non-solicitation agreement following his termination of employment. Please refer to the 2011 Proxy Statement for a summary of Mr. Espe’s employment agreement. The amendment was disclosed in our SEC Form 8-K filing on March 8, 2015.

Effective as of March 30, 2016, in connection with the separation of AFI, Mr. Espe’s employment terminated, as reported in the Current Report on Form 8-K filed by the Company on April 4, 2016.

Pursuant to the severance agreements, and upon the execution of a release of claims, Messrs. Schulz, Grizzle and Hershey are entitled to severance upon a termination by the Company without cause or Good Reason (as defined below) in an amount equal to one and one-half times their then current annual base salary plus target annual incentive under the Company’s MAP program, payable in lump sum, and a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company

For purposes of the severance agreements, Good Reason is generally defined to mean: (i) a material diminution in authority, duties, or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with those in currently in effect; (ii) a 10% reduction of base salary, except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of principal place of employment to a location more than 50 miles from his current principal place of employment; (iv) a material breach by the Company of its obligations under the severance agreement; or (v) failure of the Company to obtain assumption and agreement by a successor of the Company to be bound by the severance agreement.

68	AWI 2016 Proxy Statement

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

In March, 2015, the Company’s Compensation Committee also entered into retention agreements with Messrs. Espe, Schulz and Hershey pursuant to which they are eligible to receive a cash retention award in an amount equal to two times base salary for Messrs. Espe and Schulz and 1.5 times base salary for Mr. Hershey if employment with the Company continues through the closing of the separation of AFI, sale or similar transaction with respect to the flooring business of the Company prior to June 30, 2016 (unless such date is extended by the Board). In the event their employment is terminated by the Company without cause or for good reason, or due to death or disability (as such terms are defined in his severance agreement), prior to the closing of the separation of AFI, the retention award will be paid within fifteen (15) business days of the date of termination. Retention payments were made in accordance with their terms upon the successful execution of the separation in April 2016.

The offer letters for Messrs. Grizzle and Hershey state that they will receive a minimum of 52 weeks of base salary in severance and health care and life insurance benefits will continue at the active employee contribution levels for 12 months.

Information in the tables above assumes that any termination was effective December 31, 2015 and is based on the program parameters in effect as of December 31, 2015 as outlined above.

Qualifying Involuntary Termination Following a Change in Control

Under each executive’s CIC agreement, the executive is entitled to receive severance payments upon involuntary termination without cause or termination for Good Reason within two years following a CIC, or within six months preceding a CIC if the termination is in connection with a potential CIC. Termination for Good Reason is defined in each executive’s individual CIC agreement and includes any one of the following events following a CIC:

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities, including diminution as a result of the Company no longer being a publicly traded corporation following the CIC;

(ii)	a reduction by the Company in the executive’s annual base salary;

(iii)	relocation of the executive’s principal place of employment to a location more than 50 miles from the principal place of employment immediately before the CIC;

(iv)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or

(v)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a CIC which is material to the executive’s total compensation unless an equitable arrangement has been made.

AWI 2016 Proxy Statement	69

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

CIC Agreements – Key Terms

We will not provide tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code to any of our officers. Set forth below are certain key terms of the CIC agreements:

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term

Severance Benefits	2.5 times base salary plus target MAP for Mr. Espe, two times base salary plus target MAP for Messrs. Schulz, Grizzle, Maier, and Hershey

Pro rata MAP	Prorated target MAP bonus for year of termination

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and qualifying termination of employment) for stock options, RSUs, PSUs and other equity grants to vest if assumed by the acquirer; the Compensation Committee may cash out equity grants if not assumed by the acquirer

280G Taxation	Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 280G, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount

Mr. Maier’s CIC agreement includes in the CIC definition an event in which the Company ceases to own substantially all of the assets of both its flooring and ceiling business units. In connection with the separation, AFI has assumed Mr. Maier’s and Mr. Schulz’s CIC agreements.

“Change in Control” (CIC) generally means the occurrence of one of the following events:

(I)	any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Company’s board of directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company’s board of directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(III)

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Company’s board of directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person

70	AWI 2016 Proxy Statement

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(IV)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the
Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the board of directors of the Company immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

AWI 2016 Proxy Statement	71

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of December 31, 2015.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,237,989(1)	$40.66(2)	1,528,723(3)
Equity compensation plans not approved by security holders	0	Not Applicable	0
Totals	2,237,989	$40.66	1,528,723
(1)	Includes RSUs, PSUs and stock options to purchase our shares of Common Stock granted under the Company’s 2011 LTIP and 2008 Directors Stock Unit Plan.
(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)	Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2011 LTIP and 2008 Directors Stock Unit Plan. The aggregate number of shares of Common Stock reserved for the grant or settlement of awards under the 2011 LTIP (Share Limit) is 6,949,000, subject to adjustment as provided therein. This number includes all shares that have been and may be issued under the LTIP since its inception in 2006. With respect to awards granted on or after June 24, 2011, the number of shares of Common Stock reserved for award and issuance under this LTIP is reduced on a one-for-one basis for each Common Share subject to a Stock Option or Stock Appreciation Right and is reduced by a fixed ratio of 1.6 shares of Common Stock for each Common Share subject to a Restricted Stock Award or Stock Unit granted under the LTIP.

72	AWI 2016 Proxy Statement

ADDITIONAL MEETING INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This year we have again utilized the SEC rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this approach enables us to provide the materials to shareholders more quickly, while also reducing the impact of our annual meeting on the environment and the costs associated with printing and mailing.

How can I receive printed shareholder and proxy materials?

Please follow the instructions for “How to Access the Proxy Materials” on the one-page notice described above.

Who is soliciting my proxy?

The Board is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

Who is entitled to vote?

Each holder of record of our shares of Common Stock, at the close of business on the record date, April 15, 2016 (“Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 55,480,362 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting.

What must I do to attend the meeting via the Internet?

You may attend and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/awi2016 where you will be able to vote and submit questions during the meeting. Shareholders who use the control number that was furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to log on to the meeting will be able to vote and submit questions during the meeting.

What must I do to attend the meeting in person?

If you wish to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification. To request an admission ticket and get directions, please email or write the Office of the Corporate Secretary at AdmissionTicket@armstrongceilings.com or Attention: B. Tham, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten business days prior to the meeting. If your shares of Common Stock are held directly in an account with our transfer agent, American Stock Transfer (“AST”), your name will appear in our Record Date shareholder list. If your shares of Common Stock are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

How can I revoke my proxy?

Proxies are voted at the Annual Meeting. You may revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record on the Record Date and you returned a paper proxy card, you can write to the Corporate Secretary at our corporate offices, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, stating that you wish to revoke your proxy and that you need another proxy card. If you submitted your proxy by the Internet or by telephone, you can vote again over the Internet or by telephone. If you hold your shares of Common Stock through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation. If you are a shareholder of record on the Record Date and you attend the Annual Meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

How many votes can be cast by all shareholders?

55,480,362 votes, consisting of one vote for each outstanding Common Share outstanding on the Record Date.

AWI 2016 Proxy Statement	73

ADDITIONAL MEETING INFORMATION (CONTINUED)

What is the quorum requirement for the Annual Meeting?

A quorum of the holders of the outstanding shares of Common Stock must be present for the Annual Meeting to be held. A “quorum” is the presence at the Annual Meeting, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each matter to be acted on at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What if a quorum is not present at the Annual Meeting?

If the Annual Meeting cannot be organized because a quorum is not present, the shareholders present at the Annual Meeting will have the power, except as otherwise provided by statute, to adjourn the Annual Meeting to such time and place as they may determine. Those shareholders who attend or participate at such adjourned meeting, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

What vote is required to approve each item?

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016 requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. The approval of the Armstrong World Industries, Inc. 2016 Directors’ Stock Unit Plan requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. The approval of the Armstrong World Industries, Inc. 2016 Long-Term Incentive Plan requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of our shares of Common Stock represented in person, via the Internet, or by proxy at the Annual Meeting and entitled to vote on the matter.

How are votes, abstentions and broker non-votes counted?

Broker non-votes will be included in determining whether a quorum is present but will have no effect on the outcome of the matters to be voted upon at the Annual Meeting, including in connection with the election of directors. Abstentions are not considered a vote cast under Pennsylvania law. Under our Bylaws, however, other than in connection with the election of directors, abstentions will have the effect of a negative vote with respect to matters to be voted upon at the Annual Meeting.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast in person for a fee of approximately $25,000 plus reasonable expenses.

What does it mean if I receive more than one proxy card or voting instructions?

It means that you have multiple accounts in which you own our shares of Common Stock. Please vote all proxy cards/voting instructions from the Company to ensure that all your shares of Common Stock are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning shares of Common Stock you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting AST at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@amstock.com; or by phone (1-800-937-5449).

74	AWI 2016 Proxy Statement

ADDITIONAL MEETING INFORMATION (CONTINUED)

What should we do if multiple shareholders reside in our household, and we wish to change the copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the annual report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, or via telephone to the Investor Relations department at 717-396-6354, we will promptly provide separate copies of the annual report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of proxy statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Who may solicit proxies on the Company’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for these services. We will request that the Notice of Annual Meeting, this proxy statement, the proxy card, and related materials (if any), be forwarded to beneficial owners by banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of and expect to reimburse them for all such solicitations.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period January 1, 2015 through December 31, 2015 were made on a timely basis.

AWI 2016 Proxy Statement	75

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2017 annual meeting for inclusion in the Company’s 2017 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than January 13, 2017.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2017 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in

Lancaster (see above), not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of this annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no later than April 9, 2017. All director nominations and shareholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2017 annual meeting is more than 30 calendar days before or after the first anniversary of this annual meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2017 annual meeting.

Any shareholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2017 annual meeting, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this proxy statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2015, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to: Armstrong World Industries, Inc., Investor Relations, P.O. Box 3001, Lancaster, PA 17604.

Our Annual Report is also available at www.proxyvote.com, or www.armstrongceilings.com – Investors – SEC Filings – 10-K. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

76	AWI 2016 Proxy Statement

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, as amended, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

SHAREHOLDER LIST

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

AWI 2016 Proxy Statement	77

ANNEX A to Armstrong World Industries, Inc. 2016 Proxy Statement

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. Dollars are in millions unless otherwise indicated.

2015
Adjusted EBITDA	$391
D&A/Fx*	(121)
Operating Income, Adjusted	$270
Non-cash impact of U.S. Pension	25
Separation costs	34
Cost reduction initiative expenses	7
Multilayered Wood flooring duties	4
Impairment	—
Foreign exchange impact	13
Operating Income, Reported	$187

BUILDING PRODUCTS
2015
Adjusted EBITDA	$345
D&A/Fx	(70)
Operating Income, Adjusted	$275
Cost reduction initiative expenses	7
Foreign exchange impact	3
Operating Income, Reported	$265

RESILIENT FLOORING
2015
Adjusted EBITDA	$73
D&A/Fx	(26)
Operating Income, Adjusted	$47
Cost reduction initiative expenses	—
Foreign exchange impact	5
Operating Income, Reported	$42

WOOD FLOORING
2015
Adjusted EBITDA**	$39
D&A/Fx	(12)
Operating Income (Loss), Adjusted**	$27
Cost reduction and other charges	—
Multilayered Wood flooring duties	4
Impairment	—
Foreign exchange impact	4
Operating Income (Loss), Reported**	$19

A-1

UNALLOCATED CORPORATE
2015
Adjusted EBITDA	$(66)
D&A/Fx	(13)
Operating Income (Loss), Adjusted**	$(79)
Non-cash impact of U.S. Pension	25
Separation costs	34
Foreign exchange impact	1
Operating Income (Loss), Reported**	$(139)

CASH FLOW***
2015
Net cash from operations	$204
Less: net cash (used for) investing	(102)
Add back (subtract) adjustments to reconcile free cash flow
Net cash effect from deconsolidation of European Flooring business	—
Other	—
Free Cash Flow	$102

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $31.4 million for the three months ended December 31, 2015, $31.3 million for the three months ended December 31, 2014, $118.3 million for the year ended December 31, 2015, and $129.4 million for the year ended December 31, 2014
**	Includes a $4 million charge recorded in the second quarter of 2015 resulting from new duty rates assigned by the U.S. Department of Commerce on multilayered wood importers and a $1 million gain recorded in the second quarter of 2014 related to a refund of previously paid duties on imports of engineered wood flooring.
***	Cash flow includes cash flows attributable to European Flooring business.

A-2

ANNEX B to Armstrong World Industries, Inc. 2016 Proxy Statement

Armstrong World Industries, Inc.

2016 Directors Stock Unit Plan

1. Purpose

The purposes of this 2016 Directors Stock Unit Plan (the “Plan”) are to promote the growth and profitability of Armstrong World Industries, Inc. (the “Company”) by increasing the mutuality of interests between directors and the shareholders of the Company.

The Plan is a successor to the 2008 Directors Stock Unit Plan, as amended and restated (the “2008 Plan”). No additional grants will be made under the 2008 Plan after the Effective Date of this Plan. Outstanding grants under the 2008 Plan shall continue in effect according to their terms, consistent with the 2008 Plan.

2. Definitions

The following terms shall have the meanings shown:

2.1 “2008 Plan” shall have the meaning ascribed to the term in Section 1.

2.2 “Affiliate” shall mean, with respect to any Person, any other Person that, at any time that a determination is made hereunder, directly or indirectly, controls, is controlled by, or is under common control with such first Person. For the purpose of this definition, “control” shall mean, as to any Person, the possession, directly or indirectly, of the power to elect or appoint a majority of directors (or other persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.3 “Beneficial Owner” and “Beneficially Own” shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act or any successor provision.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following sections shall have occurred:

(a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of subsection (c) below;

(b) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(c) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

(d) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) by virtue of the consummation of a spin-off of any business line or business unit of the Company or a sale of (or similar transaction with respect to) all or substantially all of the assets that comprise a business line or business unit of the Company. The Committee may provide in a grant agreement for another definition of Change in Control, including as necessary to comply with Section 409A of the Code.

2.6 “Committee” shall mean the Nominating and Governance Committee of the Board, or any other committee designated by the Board to administer the Plan.

2.7 “Common Stock” shall mean Common Stock of the Company.

2.8 “Company” shall have the meaning ascribed to the term in Section 1.

2.9 “Deferred Payment Date” shall have the meaning set forth in Section 4.3(c).

2.10 “Dividend Equivalent” shall mean the right to receive an amount equal to any cash dividend that is paid on a share of Common Stock underlying a Unit, including regular cash dividends and extraordinary cash dividends.

2.11 “Effective Date” shall have the meaning ascribed to the term in Section 5.14.

2.12 “Exchange Act” shall mean Securities Exchange Act of 1934, as amended.

2.13 “Non-Employee Director” shall mean a member of the Board who is not an employee of the Company or its subsidiaries.

2.14 “Participant” shall mean a Non-Employee Director to whom Units are granted under the Plan.

2.15 “Person” shall mean any individual, entity or group, including any “person” or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision.

2.16 “Plan” shall have the meaning ascribed to the term in Section 1.

2.17 “Separation from Service” shall mean a “separation from service” with the Company and its subsidiaries under Section 409A of the Code.

2.18 “Unit” shall mean a right granted by the Committee pursuant to Section 4.1 to receive one share of Common Stock as of a specified date, which right may be made conditional upon continued service or the occurrence or nonoccurrence of specified events as herein provided.

3. General

3.1 Administration. The Plan may be administered by the Board or, if so delegated, to the Committee. Administration shall be delegable to the extent it does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act and provided that such delegation complies with applicable law and applicable stock exchange requirements. To the extent that the Board or Committee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or the Committee, as applicable.

(a) Committee Membership. Unless the Plan is administered by the Board, each member of the Committee shall at the time of any action under the Plan be a “Non-Employee Director” within the meaning of Rule 16b-3(b) (or any successor rule) promulgated under the Exchange Act, and to the extent any member of the Committee is not a “Non-Employee Director” within the meaning of Rule 16b-3(b) (or any successor rule) promulgated under the Exchange Act, such member shall abstain or recuse himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more “Non-Employee Directors.”

(b) Committee Authority. The Committee shall have the authority in its sole discretion from time to time: (i) to make discretionary grants of Units to eligible directors as provided herein; (ii) to prescribe such terms, conditions, limitations and restrictions, not inconsistent with the Plan, applicable to any grant as deemed appropriate; and (iii) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee. All such actions of the Committee shall be final, conclusive and binding upon the Participant.

(c) Indemnification. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

3.2 Eligibility. A grant of Units under the Plan may be made to any Non-Employee Director of the Company.

3.3 Common Stock Available under the Plan.

(a) Aggregate Limitation. The aggregate number of shares of Common Stock that may be issued in connection with Units granted under the Plan shall not exceed 250,000 shares, subject to adjustments pursuant to Section 5.4.

(b) Individual Participant Limitation. For grants made on or after the Effective Date, the maximum grant date value of shares of Common Stock subject to grants of Units made to any Participant during any one calendar year, taken together with any cash fees earned by such Participant for services rendered during the calendar year, shall not exceed $600,000 in total value. For purposes of this limit, the value of such grants shall be calculated based on the grant date fair value of such grants for financial reporting purposes.

(c) Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(d) Share Counting. If and to the extent any Units granted under this Plan are forfeited, terminated, or otherwise are not paid in full, the shares reserved for such grants shall again be available for purposes of the Plan. The provisions of this Section 3.3(d) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which grants may be granted to any individual Participant under the Plan.

4. Units

4.1 Grant of Units. Each Non-Employee Director shall be granted Units under the Plan in accordance with the provisions set forth below, contingent upon his or her continued service as a director of the Company:

(a) Annual Grants. Unless the Committee determines otherwise, each year, each Non-Employee Director shall be granted a number of Units based on a formula approved by the Committee. The Committee shall establish appropriate terms and conditions for the annual grants.

(b) Pro-Rated Grants. In the case of a Non-Employee Director who is elected to the Board other than at the annual meeting of shareholders, the Committee may pro-rate the amount of the annual grant of Units awarded to such director to correspond to the period of time to be served by the Non-Employee Director between such Non-Employee Director’s election and the next annual meeting of shareholders.

(c) Discretionary Grants. Units may also be granted to eligible Non-Employee Directors at such times, in such amounts, and upon such terms and conditions as the Committee deems appropriate.

4.2 Grant Agreements. The grant of Units shall be evidenced by a written agreement executed by the Company and the Participant, stating the number of Units granted and such other terms and conditions of the grant as the Committee may from time to time determine. Units granted under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Units, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her successors and any other person having or claiming an interest under such Units.

4.3 Standard Terms and Conditions of Units. Unless otherwise determined by the Committee, each grant of Units shall be made on the following terms and conditions, in addition to such other terms and conditions as the Committee may prescribe:

(a) Vesting. The date on which each Unit shall vest, contingent upon the Participant’s continued service as a director of the Company on such date, shall be the first to occur of:

(i) The date of the next annual shareholders meeting;

(ii) The date on which the Participant has a Separation from Service on account of death or total and permanent disability of the Participant (as determined by the Committee); or

(iii) The date of a Change in Control.

(b) Payment Date. Each vested Unit shall be paid upon vesting of the Units in accordance with Section 4.3(d) below, unless the Participant has made an effective deferral election in accordance with Section 4.3(c) below.

(c) Deferral Elections. A Participant may elect to defer payment of vested Units that will be granted in a designated year, consistent with the requirements of Section 409A of the Code. The deferral election may provide for payment upon the first to occur of (i) the date of the Participant’s Separation from Service for any reason other than cause (as determined by the Committee) or (ii) a Change in Control that meets the requirements of a “a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets,” of the Company under Section 409A of the Code. The first to occur of (i) or (ii) is referred to as the “Deferred Payment Date.” Any election to defer payment of Units must be made in writing in a form approved by the Committee and must be made prior to January 1 of the calendar year in which the Units are to be granted to the Participant, or as otherwise permitted under Section 409A of the Code. The Company shall create a bookkeeping account for each Participant who defers Units, and shall credit the Participant’s deferred Units to such bookkeeping account.

(d) Time and Form of Payment. Vested Units shall be paid in the form of shares of Common Stock, with one share of Common Stock delivered for each vested Unit, within 60 days after the date of vesting in accordance with Section 4.3(b) or within 60 days after the Deferred Payment Date in accordance with Section 4.3(c), as applicable.

(e) Forfeiture of Units. Upon the effective date of a Separation from Service for cause, as determined by the Committee, all Units that have not been paid, whether or not vested, shall immediately be forfeited to the Company without consideration or further action being required of the Company or the Participant. Upon the effective date of a Separation from Service for any reason other than cause, as determined by the Committee, all unvested Units (other than those that vest in accordance with Section 4.4(a)(ii)) shall immediately be forfeited to the Company without consideration and without further action being required of the Company or the Participant.

(f) Dividend Equivalents. If an award of Units is outstanding as of the record date for determining the shareholders of the Company entitled to receive a cash dividend on its outstanding shares of Common Stock, each Participant shall be entitled to be credited with Dividend Equivalents with respect to the Participant’s outstanding Units. Dividend Equivalents will accrue as of the date of the dividend payment and, if applicable, will be credited to a bookkeeping account established by the Company for the Participant. Dividend Equivalents on unvested Units will accrue and be paid in cash within 60 days after the date of vesting of the underlying Units. Dividend Equivalents on vested Units that have been deferred will be paid in cash on the payment date for the applicable dividend. If and to the extent that the underlying Units are forfeited, all related accrued Dividend Equivalents shall also be forfeited. No interest shall accrue on Dividend Equivalents.

4.4 Optional Terms and Conditions of Units. To the extent not inconsistent with the Plan, the Committee may prescribe such terms and conditions applicable to any grant of Units as it may in its discretion determine, notwithstanding the provisions of Section 4.3. The Committee shall have discretion to accelerate vesting of Units in such circumstances as the Committee deems appropriate.

4.5 Transfer Restriction. No Unit shall be assignable or transferable by another than by will, or if the Participant dies intestate, by the laws of descent and distribution of the state of domicile at the time of death.

4.6 Continued Service as an Employee. Unless the Committee determines otherwise, if a Participant ceases serving as a director and, immediately thereafter, he or she is employed by the Company or any subsidiary, then such Participant will not be deemed to have ceased service for purposes of the Plan at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service for purposes of the Plan; provided, however, that such service shall cease as of the date of a Separation from Service, and such former director will not be eligible for additional grants of Units under the Plan while he or she is an employee of the Company or a subsidiary.

5. Miscellaneous

5.1 No Right to Continued Service. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the service as a director of the Company or an employee of the Company or any of its subsidiaries, nor shall it affect any right that the Company or its shareholders may have to elect or remove directors or hire or fire any employees.

5.2 Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants under the Plan, whether or not such persons are similarly situated.

5.3 No Rights as Shareholders. Recipients of grants under the Plan shall have no rights as shareholders of the Company with respect thereto until shares of Common Stock are delivered in payment therefor.

5.4 Adjustments of Stock. Units granted under the Plan and any agreements evidencing such grants, the maximum number of shares of Common Stock that may be issued under the Plan as stated in Section 3.3(a) and the maximum number of shares of Common Stock with respect to which grants may be made to any one Participant as stated in Section 3.3(b) shall be subject to mandatory adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such Units or as otherwise determined by the Committee to be equitable:

(i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, spinoffs, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Units, or

(ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

The adjustments of grants under this Section 5.4 shall include adjustment of shares or other terms and conditions, as appropriate. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

5.5 Amendment or Termination of the Plan.

(a) Amendment. The Board may from time to time amend the Plan as it may deem advisable; provided, however, that approval of the shareholders of the Company will be required if such approval is required in order to comply with applicable law or stock exchange requirements. An amendment of this Plan will, unless the amendment provides otherwise, be immediately and automatically effective for all outstanding grants. The Committee may amend any outstanding grants under this Plan, provided the grants, as amended, contain only such terms and conditions as would be permitted or required for a new grant under this Plan.

(b) Termination. The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of the Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to outstanding grants.

5.6 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

5.7 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any grant. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

5.8 Company Policies. All Units granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time. Unless the Committee determines otherwise, Non-Employee Directors must hold a portion of the net after-tax shares received upon payment of Units under this Plan until the applicable stock ownership guidelines are met, in accordance with the Company’s stock ownership policy applicable to Non-Employee Directors.

5.9 Requirements for Issuance of Shares. No Common Stock shall be issued in connection with any grant hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with to the satisfaction of the Committee.

The Committee shall have the right to condition any grant to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Common Stock covered by a grant until shares have been issued to the Participant.

5.10 Compliance with Law. The Plan and the obligations of the Company to issue or transfer shares of Common Stock in accordance with grants under the Plan shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any legal requirement of Section 16 of the Exchange Act ceases to be required under Section 16 of the Exchange Act, that Plan provision shall cease to apply. The Committee may revoke any grant under the Plan if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may also, in its sole discretion, agree to limit its authority under this Section.

5.11 Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (a) limit the right of the Committee to make grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including grants to persons who become Non-Employee Directors of the Company, or for other proper corporate purposes, or (b) limit the right of the Company to make stock-based awards outside of this Plan. The terms and conditions of the grants hereunder may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

5.12 Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All grants shall be construed and administered such that the grant either (a) qualifies for an exemption from the requirements of Section 409A of the Code or (b) satisfies the requirements of Section 409A of the Code. If a grant is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, including, if required by Section 409A, the six-month delay applicable to payments to specified employees upon Separation from Service, (ii) payments to be made upon a termination of service shall only be made upon a Separation from Service under Section 409A of the Code, (iii) unless the grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.

5.13 Governing Law. This Plan, grants hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the law that might otherwise govern under applicable Pennsylvania principles of conflict of laws).

5.14 Effective Date. The Plan shall be effective as of July 8, 2016, subject to shareholder approval of the Plan (the “Effective Date”).

ANNEX C to Armstrong World Industries, Inc. 2016 Proxy Statement

ARMSTRONG WORLD INDUSTRIES, INC.

2016 LONG-TERM INCENTIVE PLAN

Effective as of July 8, 2016

ARMSTRONG WORLD INDUSTRIES, INC.

2016 LONG-TERM INCENTIVE PLAN

EFFECTIVE AS OF JULY 8, 2016

Index of Defined Terms Term	Section Where Defined or First Used

2011 Plan	1
Affiliate	14(c)(ii)
Beneficial Owner or Beneficially Owned	14(c)(iii)
Benefits	4(a)
Board of Directors	2(a)
Cause	13(a)(i)
Cash Awards	10
Change in Control	14(c)(i)
Code	2(a)
Committee	2(a)
Common Stock	2(a)
Company	1
Consultants	3(a)
Dividend Equivalent Right	9(c)
Effective Date	20(j)
Exchange Act	2(a)
Fair Market Value	17
GAAP	11(f)
Incentive Stock Option	6(a)
Injurious Conduct	13(a)
Nonqualified Stock Option	6(a)
Performance-Based Awards	11(a)
Person	14(c)(iv)
Plan	1
Restricted Business	13(a)(ii)
Restricted Stock Award	8
Stock Appreciation Rights	7
Stock Options	6
Stock Unit	9(c)
Substitute Awards	5(e)

1.	Purpose		C-5

2.	Administration		C-5

	(a)	Committee	C-5

	(b)	Authority	C-5

	(c)	Indemnification	C-5

	(d)	Delegation and Advisers	C-5

3.	Participants		C-6

4.	Type of Benefits; Vesting Restrictions		C-6

5.	Common Stock Available Under the Plan		C-7

	(a)	Aggregate Limitations	C-7

	(b)	Individual Employee Limitations	C-7

	(c)	Source of Shares	C-7

	(d)	Share Counting	C-7

	(e)	Acquisitions	C-8

6.	Stock Options		C-8

	(a)	Generally	C-8

	(b)	Exercise Price	C-8

	(c)	Exercise of Options	C-8

	(d)	Exercise Period	C-9

	(e)	Limitations on Incentive Stock Options	C-9

	(f)	Additional Limitations on Incentive Stock Options for Ten Percent Shareholders	C-9

7.	Stock Appreciation Rights		C-9

	(a)	Generally	C-9

	(b)	Exercise Period	C-10

8.	Restricted Stock Awards		C-10

	(a)	Generally	C-10

	(b)	Payment of the Purchase Price	C-10

	(c)	Additional Terms	C-10

	(d)	Rights as a Shareholder	C-10

9.	Stock Units		C-10

	(a)	Generally	C-10

	(b)	Settlement of Stock Units	C-11

	(c)	Definitions	C-11

10.	Cash Awards		C-11

11.	Performance-Based Awards		C-11

	(a)	Generally	C-11

	(b)	Business Criteria	C-11

	(c)	Establishment of Performance Goals	C-11

	(d)	Certification of Performance	C-12

	(e)	Modification of Performance-Based Awards	C-12

	(f)	Impact of Unusual or Infrequently Occurring Items or Changes in Accounting	C-12

	(g)	Death, Disability or Other Circumstances	C-12

12.	Foreign Laws		C-12

13.	Certain Terminations of Employment; Forfeitures		C-12

	(a)	Forfeiture of Unsettled Benefits	C-12

	(b)	Forfeiture of Settled Benefits	C-13

	(c)	Timing	C-13

	(d)	Determination from the Committee	C-13

	(e)	Condition Precedent	C-13

	(f)	Enforceability	C-13

14.	Adjustment Provisions; Change in Control		C-14

	(a)	Adjustment	C-14

	(b)	Effect of a Change in Control on Benefits	C-14

	(c)	Definitions	C-15

15.	Nontransferability		C-16

16.	Other Provisions		C-16

17.	Fair Market Value		C-17

18.	Withholding		C-17

19.	Duration, Amendment and Termination		C-17

	(a)	Amendment and Termination	C-17

	(b)	No Repricing	C-17

	(c)	Shareholder Approval for Performance-Based Awards	C-17

	(d)	Termination of Plan	C-18

20.	Miscellaneous.		C-18

	(a)	Employment Rights	C-18

	(b)	Unfunded Plan	C-18

	(c)	No Fractional Shares	C-18

	(d)	Company Policies; Holding Requirements	C-18

	(e)	Requirements for Issuance of Shares	C-18

	(f)	Compliance with Law	C-19

	(g)	Benefits in Connection with Corporate Transactions and Otherwise	C-19

	(h)	Section 409A	C-19

	(i)	Governing Law	C-19

	(j)	Effective Date	C-19

ARMSTRONG WORLD INDUSTRIES, INC.

2016 LONG-TERM INCENTIVE PLAN

1. Purpose. The Armstrong World Industries, Inc. 2016 Long-Term Incentive Plan (the “Plan”) is hereby established as of the Effective Date. The Plan is intended to provide incentives which will attract, retain and motivate highly competent persons as officers, key employees, consultants and advisors of Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”), and its subsidiaries and affiliates, by providing them with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements.

The Plan is a successor to the 2011 Long-Term Incentive Plan (the “2011 Plan”), which is an amendment and restatement of the 2006 Long-Term Incentive Plan. No additional grants will be made under the 2011 Plan after the Effective Date. Outstanding grants under the 2011 Plan shall continue in effect according to their terms, consistent with the 2011 Plan.

2. Administration.

(a) Committee. The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company ( the “Board of Directors”) from among its members (which may be the Management Development and Compensation Committee or a subcommittee thereof) and shall be comprised, unless otherwise determined by the Company’s Board of Directors, solely of not less than two (2) members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the common stock of the Company (“Common Stock”) is at the time primarily traded.

(b) Authority. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and the Committee has sole discretionary authority to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.

(c) Indemnification. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(d) Delegation and Advisers. The Committee may delegate to one or more of its members, to one or more officers or members of management, or to one or more agents such administrative duties as it may deem advisable; provided, that such delegation does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act or prevent a Benefit from qualifying as a Performance-Based Award, if so intended, and provided that such delegation complies with applicable law and applicable stock exchange requirements. The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

3. Participants.

(a) Participants will consist of such officers and key employees of the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries and affiliates (“Consultants”) shall be eligible to participate in the Plan if the Consultants render bona fide services to the Company or its subsidiaries and affiliates, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Consultants do not directly or indirectly promote or maintain a market for the Company’s securities, as determined by the Committee in its sole discretion. Consultants are eligible to receive all Benefits under the Plan except Incentive Stock Options as described in Section 6, below. Members of the Board of Directors who are not employees of the Company and its subsidiaries and affiliates shall not be eligible to participate in the Plan.

(b) Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits. Benefits granted pursuant to a particular Section of the Plan need not be uniform as among the participants. For purposes of the Plan, the term “employee” excludes any person who is classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an employee for purposes of this Plan, unless the Committee determines otherwise.

4. Type of Benefits; Vesting Restrictions.

(a) Benefits under the Plan may be granted in any one or a combination of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Stock Units and (v) Cash Awards (each as described below, and collectively, the “Benefits”). Restricted Stock Awards, Stock Units and Cash Awards may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 11 hereof. Benefits granted under the Plan may be evidenced by an agreement (which need not be identical) that may provide additional terms and conditions associated with such Benefits, as determined by the Committee in its sole discretion, provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail.

(b) Benefits granted under the Plan shall vest over a period that is not less than one year from the date of grant. Subject to adjustments made in accordance with Section 14(a) below, up to five percent (5%) of the shares of Common Stock subject to the share reserve set forth in Section 5(a) as of the Effective Date may be granted without regard to the minimum vesting requirement.

(c) Benefits under the Plan shall be made conditional upon the participant’s acknowledgement, in writing or by acceptance of the Benefit grant, that all decisions and determinations of the Committee shall be final and binding on the participant, his or her successors and any other person having or claiming an interest under such Benefit grant.

(d) The Committee shall have discretion to accelerate vesting in connection with a participant’s death, disability, retirement, involuntary termination without Cause, in the event of a Change in Control or a corporate transaction or event described in Section 14(a), or in other circumstances as the Committee deems appropriate.

5. Common Stock Available Under the Plan.

(a) Aggregate Limitations.

(i) Subject to adjustments made in accordance with Section 14(a) hereof, the aggregate number of shares of Common Stock that may be issued pursuant to Benefits granted under this Plan shall be the sum of (A) 2,000,000 shares of Common Stock, plus (B) 750,917 shares, which is the number of shares of Common Stock that remained available for grants under the 2011 Plan as of April 15, 2016, plus (C) the number of shares of Common Stock subject to outstanding grants under the 2011 Plan as of April 15, 2016 that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the 2011 Plan after the Effective Date (not exceeding 2,180,275 shares).

(ii) The number of shares of Common Stock reserved for award and issuance under this Plan (A) shall be reduced on a one-for-one basis for each share of Common Stock subject to a Stock Option or Stock Appreciation Right and (B) shall be reduced by a fixed ratio of 1.6 shares of Common Stock for each share of Common Stock subject to a Restricted Stock Award or Stock Unit granted under the Plan.

(b) Individual Employee Limitations.

(i) The maximum number of shares of Common Stock with respect to which Stock Options, Stock Appreciation Rights, Restricted Stock Awards and Stock Units may be granted to any individual employee under the Plan in any one calendar year shall not exceed 750,000 shares, subject to adjustments made in accordance with Section 14(a) hereof.

(ii) For dividends and Dividend Equivalent Rights that are intended to qualify for the performance-based compensation exemption of Section 162(m) of the Code, the maximum amount of dividends and Dividend Equivalent Rights that may accrue in any calendar year with respect to Performance-Based Awards granted to any individual employee under the Plan is $6,000,000.

(iii) The maximum Cash Award payout that may be earned by an employee for each 12 months in a performance period is $5,000,000.

(c) Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(d) Share Counting.

(i) If and to the extent Stock Options or Stock Appreciation Rights granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised (including stock options granted under the 2011 Plan that terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised on or after the Effective Date) , and if and to the extent that any Restricted Stock Awards or Stock Units are forfeited or terminated, or otherwise are not paid in full (including restricted stock awards and stock units granted under the 2011 Plan that are forfeited or terminated, or otherwise are not paid in full on or after the Effective Date) , the shares reserved for such grants shall again be available for purposes of the Plan. Shares of Common Stock withheld or surrendered in payment of the exercise price of a Stock Option, and shares withheld or surrendered for payment of taxes with respect to Stock Options and Stock Appreciation Rights, shall not be available for re-issuance under the Plan. Shares withheld or surrendered for payment of taxes with respect to Benefits other than Stock Options and Stock Appreciation Rights (including with respect to grants made under the 2011 Plan that are paid on or after the Effective Date) shall be available for re-issuance under the Plan. If Stock Appreciation Rights are granted, the full number of shares subject to the Stock Appreciation Rights shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the Stock Appreciation Rights. To the extent that any Benefits are paid in cash, and not in shares of Common Stock, such Benefits shall not count against the share limits described above in Section 5(a).

(ii) The share counting rules in this Section 5(d) shall apply with respect to grants, exercises, forfeitures and other actions that occur with respect to Benefits granted under this Plan, and with respect to grants made under the 2011 Plan that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the 2011 Plan on or after the Effective Date, and the ratios described in Section 5(a) shall be used for calculating the number of shares available for re-issuance under the Plan pursuant to this Section 5(d).

(iii) The provisions of this Section 5(d) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits may be granted to any individual participant under the Plan. For the avoidance of doubt, if shares of Common Stock are repurchased on the open market with the proceeds of the exercise price of Stock Options, such shares may not again be made available for issuance under the Plan.

(e) Acquisitions. In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Benefits under the Plan upon such terms and conditions as the Committee determines in its sole discretion. Shares of Common Stock subject to any such outstanding grants that are assumed or replaced by Benefits under the Plan in connection with an acquisition (“Substitute Awards”) shall not reduce the Plan’s share reserve as described above in Section 5(a), consistent with applicable stock exchange requirements. Notwithstanding any provision of the Plan to the contrary, Substitute Awards shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein. In the event that the Company assumes a shareholder-approved equity plan of an acquired company, available shares of Common Stock under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Benefits under this Plan and shall not reduce the Plan’s share reserve as described above in Section 5(a), subject to applicable stock exchange requirements.

6. Stock Options.

(a) Generally. Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Common Stock, at set terms. Stock Options may be “incentive stock options” (“Incentive Stock Options”), within the meaning of Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options (“Nonqualified Stock Options”). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Consultants are not eligible to receive Incentive Stock Options under the Plan. All of the authorized shares as described in Section 5(a) may be granted as Incentive Stock Options. Each Stock Option shall be subject to such terms and conditions, including vesting, consistent with the Plan as the Committee may impose from time to time, subject to the following limitations.

(b) Exercise Price. Each Stock Option granted hereunder shall have a per-share exercise price as the Committee may determine on the date of grant. The per share exercise price of a Stock Option shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

(c) Exercise of Options. A participant may exercise a Stock Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The participant shall pay the exercise price of the Stock Option (i) in cash, (ii) if permitted by the Committee, by the withholding of shares of Common Stock subject to the exercisable Stock Option, which have a Fair Market Value on the date of exercise equal to the exercise price, (iii) if permitted by the Committee, by delivering shares of Common Stock owned by the participant and having a Fair Market Value on the date of exercise equal to the exercise price or by attestation to ownership of shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (v) by such other method as the Committee may approve. Shares of Common Stock used to exercise a Stock Option shall have been held by the participant for any requisite period of time to avoid adverse accounting consequences to the Company with respect to the Stock Option, as determined by the Committee. Payment for the shares pursuant to the Stock Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(d) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten (10) years after the date it is granted. Notwithstanding the foregoing, unless the Committee determines otherwise, if a vested Nonqualified Stock Option would terminate at a time when trading in Common Stock is prohibited by law or by the Company’s insider trading policy, the vested Stock Option may be exercised until the thirtieth (30th) day after expiration of such prohibition. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement on the date of grant.

(e) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or of a parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively) on the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively)) shall not exceed one hundred thousand dollars ($100,000), provided, however, that if such one hundred thousand dollars ($100,000) limit is exceeded, the excess Incentive Stock Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted.

(f) Additional Limitations on Incentive Stock Options for Ten Percent Shareholders. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively), unless the exercise price of the option is fixed at not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five (5) years from the date of grant of such option.

7. Stock Appreciation Rights.

(a) Generally. The Committee may, in its discretion, grant Stock Appreciation Rights, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option grant. A Stock Appreciation Right means a right to receive a payment in cash, Common Stock or a combination thereof, as determined by the Committee, in an amount equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock on the date the Stock Appreciation Right is exercised over (ii) the Fair Market Value of such shares of Common Stock on the date the Stock Appreciation Right is granted, or other higher specified amount, all as determined by the Committee. If a Stock Appreciation Right is granted in tandem with a Stock Option at the date of grant of the Stock Option, the designated base amount in the award agreement shall reflect the Fair Market Value on the date such Stock Option and Stock Appreciation Right were granted, or a higher specified amount as determined by the Committee. In any event, the base amount of each Stock Appreciation Right shall not be less than the per-share Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right. Each Stock Appreciation Right shall be subject to such terms and conditions, including vesting, as the Committee shall impose from time to time, provided, however, that if a Stock Appreciation Right is granted in connection with a Stock Option, the Stock Appreciation Right shall become exercisable, be transferable and shall expire according to the same vesting, transferability and expiration rules as the corresponding Stock Option, unless the Committee determines otherwise.

(b) Exercise Period. Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee; provided, however, that no Stock Appreciation Rights shall be exercisable later than ten (10) years after the date it is granted. Notwithstanding the foregoing, unless the Committee determines otherwise, if a vested Stock Appreciation Right would terminate at a time when trading in Common Stock is prohibited by law or by the Company’s insider trading policy, the vested Stock Appreciation Right may be exercised until the thirtieth (30th) day after expiration of such prohibition. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right at the date of grant.

8. Restricted Stock Awards.

(a) Generally. The Committee may, in its discretion, grant Restricted Stock Awards consisting of Common Stock issued or transferred to participants with or without other payments therefor. Restricted Stock Awards may be subject to such terms and conditions, including vesting, as the Committee determines appropriate. Restricted Stock Awards may constitute Performance-Based Awards, as described in Section 11 hereof

(b) Payment of the Purchase Price. If the Restricted Stock Award requires payment therefor, the purchase price of any shares of Common Stock subject to a Restricted Stock Award may be paid in any manner authorized by the Committee. Restricted Stock Awards may also be made in consideration of services rendered to the Company or its subsidiaries or affiliates.

(c) Additional Terms. Restricted Stock Awards may be subject to such terms and conditions, including vesting, as the Committee determines appropriate, including without limitation (i) Change in Control, (ii) restrictions on the sale or other disposition of such shares, and (iii) the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods, the participant’s competition with the Company, or the participant’s breach of other obligations to the Company. Restricted Stock Awards may constitute Performance-Based Awards, as described in Section 11 hereof. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

(d) Rights as a Shareholder. The participant shall have, with respect to the shares of Common Stock subject to a Restricted Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to vote the shares. At the discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the participant or withheld by the Company for the participant’s account, and interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee; provided that cash dividends and stock dividends with respect to performance-based Restricted Stock Awards shall vest only if and to that the underlying Restricted Stock Award vests, as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the participant upon the release of restrictions on such shares and, if such share is forfeited, the participant shall have no right to such cash dividends or stock dividends.

9. Stock Units.

(a) Generally. The Committee may, in its discretion, grant Stock Units to participants hereunder. Stock Units may be subject to such terms and conditions, including vesting and provisions applicable to a Change in Control as the Committee determines appropriate. Stock Units may constitute Performance-Based Awards, as described in Section 11 hereof. A Stock Unit granted by the Committee shall provide payment in shares of Common Stock or in cash at such time as the award agreement shall specify. Shares of Common Stock issued pursuant to this Section 9 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right and the terms and conditions applicable to Dividend

Equivalent Rights. Any Dividend Equivalent Right underlying a Stock Unit which is payable based on the achievement of specific vesting conditions shall vest and become payable at the same time as the underlying Stock Unit, unless the Committee determines otherwise; provided that, any Dividend Equivalent Right with respect to a performance-based Stock Unit shall vest and be paid only if and to the extent the underlying Stock Unit vests and is paid as determined by the Committee.

(b) Settlement of Stock Units. Shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Committee provides for the payment of the Stock Units in cash equal to the value of the shares of Common Stock which would otherwise be distributed to the participant or partly in cash and partly in shares of Common Stock.

(c) Definitions. A “Stock Unit” means a notional account representing one (1) share of Common Stock. A “Dividend Equivalent Right” means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units.

10. Cash Awards. The Committee may, in its discretion, grant awards to be settled solely in cash (“Cash Awards”). Cash Awards may be subject to such terms and conditions, including vesting, as the Committee determines appropriate. Cash Awards may constitute Performance-Based Awards, as described in Section 11 hereof.

11. Performance-Based Awards.

(a) Generally. Any Benefits granted under the Plan may be granted in a manner such that the Benefits qualify for the performance-based compensation exemption of Section 162(m) of the Code. Restricted Stock Awards (and any dividends payable with respect thereto), Stock Units and Dividend Equivalent Rights that are intended to qualify for the performance-based compensation exemption of Section 162(m) of the Code are referred to as “Performance-Based Awards”. As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of performance objectives that are based on one or more of the business criteria described below, with respect to one or more business units or the Company and its subsidiaries as a whole.

(b) Business Criteria. The Committee shall use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) sales; (iv) operating income; (v) earnings before interest and taxes (EBIT); (vi) earnings before interest, taxes, depreciation and amortization (EBITDA); (vii) cash flow; (viii) working capital targets; (ix) return on equity; (x) return on capital; (xi) market price per share; (xii) total return to shareholders, (xiii) price-earnings multiples, (xiv) revenue, (xv) number of days sales outstanding in accounts receivable, (xvi) productivity, (xvii) margin, (xviii) net capital employed, (xix) growth in assets, (xx) unit volume, (xxi) market share, (xxii) economic value, (xxiii) relative performance to a comparison group designated by the Committee based on any of the foregoing criteria, or (xxiv) strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

(c) Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply; provided, however, that such performance goals shall be established in writing no later than ninety (90) days after the commencement of the applicable period of service to which the performance goals relate (but in no event after twenty-five percent (25%) of such period has elapsed), or such other period as may be consistent with the regulations issued under Section 162(m) of the Code.

(d) Certification of Performance. No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

(e) Modification of Performance-Based Awards. With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal to cause the goal to cease to meet the requirements of Section 162(m) of the Code, except as otherwise determined by the Committee, and the Committee shall not increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. The Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal, based on such terms and conditions as the Committee deems appropriate. Notwithstanding the foregoing, the Committee may make such changes to performance goals and Performance-Based Awards as the Committee deems appropriate in the event of a change in corporate capitalization, corporate transaction or other corporate event as permitted by Section 162(m), or as the Committee otherwise determines.

(f) Impact of Unusual or Infrequently Occurring Items or Changes in Accounting. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m), in setting the performance goals for Performance-Based Awards within the period prescribed in Section 11(c), the Committee may provide for appropriate adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any unusual or infrequently occurring items as described in applicable Accounting Principles Board opinions or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to shareholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting performance goals.

(g) Death, Disability or Other Circumstances. The Committee may provide in the grant agreement that Performance-Based Awards under this Section 11 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change in Control or under other circumstances consistent with the requirements of Section 162(m) of the Code.

12. Foreign Laws. The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted pursuant to this Section 12, and no action may be taken, which would result in a violation of the Exchange Act, the Code or any other applicable law.

13. Certain Terminations of Employment; Forfeitures.

(a) Forfeiture of Unsettled Benefits. Unless the Committee or any agreement providing for Benefits under this Plan shall otherwise provide, a participant shall forfeit all Benefits which have not been settled under this Plan if:

(i) the participant’s employment or service with the Company and its subsidiaries and affiliates is terminated for willful, deliberate, or gross misconduct, as determined by the Committee, in its sole discretion, or such other definition of “cause” as may be applicable under the grant agreement;

(ii) during the participant’s employment or service with the Company and its subsidiaries and affiliates and for a period of one (1) year thereafter, the participant engages in any business or enters into any employment relationship which the Committee in its sole discretion determines to be either directly or indirectly (A) competitive with any aspect of the business of the Company with respect to which the participant had responsibility for, or access to, confidential information within 12 months before the participant’s termination of employment or service with the Company or (B) substantially injurious to the Company’s business interests, in each case in any geographic area in which the Company conducts business with respect to which the participant had responsibility for, or access to, confidential information within 12 months before the participant’s termination of employment or service with the Company (a “Restricted Business”);

(iii) during the participant’s employment or service with the Company and its subsidiaries and affiliates and for a period of two (2) years thereafter, the participant solicits any person who was a customer of the Company or any of its subsidiaries or affiliates with respect to any Restricted Business, or solicits potential customers of the Company or any of its subsidiaries or affiliates who are or were identified through leads developed during the course of the participant’s employment or service with the Company or any of its subsidiaries or affiliates with respect to any Restricted Business, or otherwise diverts or attempts to divert any existing business of the Company or any of its subsidiaries or affiliates;

(iv) during the participant’s employment or service with the Company and its subsidiaries and affiliates and for a period of two (2) years thereafter, the participant directly for the participant or for any third party, solicits, induces, recruits or causes another person in the employment of the Company or any of its subsidiaries or affiliates to terminate such employee’s employment with the Company and its subsidiaries and affiliates; or

(v) during the participant’s employment or service or thereafter, the participant breaches any written confidentiality, non-solicitation or non-competition covenant with the Company or a subsidiary or affiliate.

The activities described in subsections (i), (ii) and (iii) above are hereafter referred to as “Injurious Conduct”.

(b) Forfeiture of Settled Benefits. If the Committee determines that a participant has engaged in Injurious Conduct as described in Section 13(a), the Committee may in its discretion require the participant to return to the Company any Common Stock or cash received in settlement of any Benefit under this Plan. If the Common Stock acquired in settlement of a Benefit has been disposed of by the participant, then the Company may require the participant to pay to the Company the economic value of the Common Stock as of the date of disposition.

(c) Timing. Unless the grant agreement provides otherwise, the Committee shall exercise the right of forfeiture provided to the Company in this Section 13 within one-hundred and eighty (180) days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture.

(d) Determination from the Committee. A participant may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the participant in writing and the Committee’s determination shall be limited to the specific business or activity so described.

(e) Condition Precedent. Unless the Committee or any agreement providing for Benefits under this Plan shall otherwise provide, no Benefit shall be deemed awarded to any participant under this Plan unless and until the participant agrees to the applicability of this Section 13.

(f) Enforceability. The purpose of this Section 13 is to protect the Company and its subsidiaries and affiliates from Injurious Conduct. To the extent that this Section 13 is not fully enforceable as written, the unenforceable provisions shall be modified so as to provide the Company with the fullest protection permitted by law. The Committee may waive any provisions of this Section 13, as the Committee deems appropriate.

14. Adjustment Provisions; Change in Control.

(a) Adjustment. Benefits granted under the Plan and any agreements evidencing such Benefits, the maximum number of shares of Common Stock that may be issued under the Plan as stated in Section 5(a) and the maximum number of shares of Common Stock with respect to which Benefits may be granted to any one employee as stated in Section 5(b) shall be subject to mandatory adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such Benefits or as otherwise determined by the Committee to be equitable:

(i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, spinoffs, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Benefit, or

(ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

Any adjustment in Incentive Stock Options under this Section 14 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, except as otherwise determined by the Committee, and any adjustments under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Any adjustment to Nonqualified Stock Options or Stock Appreciation Rights shall be made in accordance with the requirements of Sections 409A and 424 of the Code, as applicable. Further, with respect to Benefits intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code, or as the Committee otherwise determines is appropriate. The adjustments of Benefits under this Section 14(a) shall include adjustment of shares, exercise price, base price, performance goals or other terms and conditions, as appropriate. The Company shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

(b) Effect of a Change in Control on Benefits. The following provisions shall apply in the event of a Change in Control:

(i) Unless the Committee determines otherwise, if there is a Change in Control of the Company, and if participants’ Benefits remain outstanding after the Change in Control (or are assumed by, or converted to similar benefits with equivalent value as of the date of the Change in Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), and the Company or its successor terminates a participant’s employment without Cause upon or within two years after the Change in Control, the participant’s outstanding Stock Options and Stock Appreciation Rights shall vest and become exercisable, any restrictions on Restricted Stock Awards shall lapse, and Stock Units or Cash Awards shall become payable. In that event, Benefits that are based on performance goals will vest and be payable at their target value unless the Committee determines otherwise. Unless the Committee determines otherwise, “Cause” shall mean conduct described in Section 13(a)(i) above.

(ii) Unless the Committee determines otherwise, if there is a Change in Control of the Company, and if participants’ Benefits do not remain outstanding after the Change in Control (and are not assumed by, or converted to similar benefits with equivalent value as of the date of the Change in Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), then all outstanding Stock Options and Stock Appreciation Rights shall immediately vest and become exercisable, any restrictions on Restricted Stock Awards shall lapse, and Stock Units and Cash Awards shall become payable as of the date of the Change in Control. In that event, Benefits that are based on performance goals will vest and be payable at their target value unless the Committee determines otherwise.

(iii) Notwithstanding the foregoing, the Committee may establish such other terms and conditions relating to the effect of a Change in Control on Benefits as the Committee deems appropriate. In addition to other actions, in the event of a Change in Control of the Company, the Committee may take any one or more of the following actions with respect to any or all outstanding Benefits, without the consent of any participant: (A) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights shall be fully exercisable, restrictions on outstanding Restricted Stock Awards shall lapse, and Stock Units and Cash Awards shall become payable, as of the date of the Change in Control or at such other time as the Committee determines, (B) the Committee may require that participants surrender their outstanding Stock Options and Stock Appreciation Rights for cancellation in exchange for one or more payments by the Company, in cash, Common Stock or other property (including the property, if any, payable in the transaction), as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the exercise price or base amount, as applicable, and on such terms as the Committee determines, (C) after giving participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate, (D) with respect to participants holding Stock Units or Cash Awards, the Committee may determine that such participants shall receive one or more payments in settlement of such Stock Units or Cash Awards, in such amount and form and on such terms as may be determined by the Committee, or (E) the Committee may determine that Benefits that remain outstanding after the Change in Control shall be converted to similar Benefits of the surviving corporation (or a parent or subsidiary of the surviving corporation). Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share exercise price or base amount of a Stock Option or Stock Appreciation Right, the Company shall not be required to make any payment to the participant upon surrender of the Stock Option or Stock Appreciation Right. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

(c) Definitions. For purposes of this Plan, the following terms have the following meanings:

(i) “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following sections shall have occurred:

(A) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of subsection (C) below;

(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (I) a merger or consolidation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

(D) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) by virtue of the consummation of a spin-off of any business line or business unit of the Company or a sale of (or similar transaction with respect to) all or substantially all of the assets that comprise a business line or business unit of the Company. The Committee may provide in a grant agreement for another definition of Change in Control, including as necessary to comply with Section 409A of the Code.

(ii) “Affiliate” shall mean with respect to any Person, any other Person that, at any time that a determination is made hereunder, directly or indirectly, controls, is controlled by, or is under common control with such first Person. For the purpose of this definition, “control” shall mean, as to any Person, the possession, directly or indirectly, of the power to elect or appoint a majority of directors (or other persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(iii) “Beneficial Owner” and “Beneficially Own” shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act or any successor provision.

(iv) “Person” shall mean any individual, entity or group, including any “person” or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision.

15. Nontransferability. Benefits granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in the grant agreement and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, and subject to applicable law, a grant agreement for a Benefit other than an Incentive Stock Option may permit the transferability of the Benefit by a participant solely for charitable purposes or to the participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, without consideration, subject to any restriction included in the grant agreement for the Benefit.

16. Other Provisions. The award of any Benefit under the Plan may be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of

Benefits (subject to Section 4(b)), or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment or service in addition to those specifically provided for under the Plan.

17. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value on any given date means (i) if the Common Stock is listed on a national securities exchange on a last sale basis, the closing price reported as having occurred on the such date, or, if there is no sale on such date, then on the last preceding date on which such a sale was reported, or (ii) if the Common Stock is not listed on a national securities exchange on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Common Stock accurately.

18. Withholding. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit or require a participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by having the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, or permit a participant to pay such withholding taxes by tendering shares of Common Stock held by the participant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the participant’s minimum applicable tax withholding amount.

19. Duration, Amendment and Termination.

(a) Amendment and Termination. The Company, by action of its Board of Directors, may amend the Plan from time to time or suspend or terminate the Plan at any time; provided, however, that the Board of Directors shall not amend the Plan without approval of the shareholders of the Company if such approval is required (i) in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements or (ii) in order to comply with Section 19(b) below. No amendment or termination of this Plan shall, without the consent of the participant, materially impair any rights or obligations under any Benefit previously granted to the participant under the Plan, unless such right has been reserved in the Plan or the grant agreement, or except as provided in Section 20(f) below. Notwithstanding anything in the Plan to the contrary, the Board of Directors may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b) No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spinoff, combination, or exchange of shares), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Stock Options or Stock Appreciation Rights to reduce the exercise price of outstanding Stock Options or the base amount of outstanding Stock Appreciation Rights, (ii) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for other awards or Stock Options or Stock Appreciation Rights with an exercise price or base amount, as applicable, that is less than the exercise price or base amount, as applicable, of the original Stock Options or Stock Appreciation Rights or (iii) cancel outstanding Stock Options or Stock Appreciation Rights with an exercise price or base amount, as applicable, above the current stock price in exchange for cash, Common Stock or other securities.

(c) Shareholder Approval for Performance-Based Awards. The Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 11, if Performance-Based Awards are to be made under Section 11 after the date of such shareholders meeting and if required by Section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of the Effective Date, unless the Plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with the approval of the shareholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to outstanding Benefits. Incentive Stock Options shall not be granted after the date that is ten (10) years after the date on which the Board of Directors adopts the Plan or the Effective Date, whichever is earlier.

20. Miscellaneous.

(a) Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any participant the right to be retained in the employ or service of the Company or any of its subsidiaries or affiliates.

(b) Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

(c) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(d) Company Policies; Holding Requirements. All Benefits granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time. Participants who are subject to the Company’s stock ownership policy must hold a portion of the net after-tax shares received upon vesting, exercise or payment of Benefits under this Plan until the applicable stock ownership guidelines are met, in accordance with the Company’s stock ownership policy.

(e) Requirements for Issuance of Shares. No Common Stock shall be issued in connection with any Benefit hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Benefit granted to any participant hereunder on such participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No participant shall have any right as a shareholder with respect to Common Stock covered by a Benefit until shares have been issued to the participant.

(f) Compliance with Law. The Plan, the exercise of Stock Options or Stock Appreciation Rights and the obligations of the Company to issue or transfer shares of Common Stock in accordance with Benefits granted under the Plan shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and Performance-Based Awards comply with the applicable provisions of Section 162(m) of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 422 or 162(m) as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 422 or 162(m) of the Code, that Plan provision shall cease to apply. The Committee may revoke any Benefit granted under the Plan if it is contrary to law or modify a Benefit to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to participants. The Committee may also, in its sole discretion, agree to limit its authority under this Section.

(g) Benefits in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to grant Benefits under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Benefits to employees thereof who become employees of the Company or its subsidiaries or affiliates, or for other proper corporate purposes, or (ii) limit the right of the Company to make stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may grant Substitute Awards to an employee of another corporation who becomes an employee of the Company or its subsidiaries or affiliates by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Benefits may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

(h) Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Benefits shall be construed and administered such that the Benefit either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If a Benefit is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Benefit specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Benefit granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee upon separation from service shall be administered so that any distribution with respect to such Benefit shall be postponed for six (6) months following the date of the participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within thirty (30) days after the end of the six (6)-month period. If the participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(i) Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the law that might otherwise govern under applicable Pennsylvania principles of conflict of laws).

(j) Effective Date. The Plan shall be effective as of July 8, 2016, subject to shareholder approval of the Plan (the “Effective Date”).

ARMSTRONG WORLD INDUSTRIES, INC. MARK A. HERSHEY 2500 COLUMBIA AVENUE LANCASTER, PA 17603

VOTE BY INTERNET

Before the meeting: www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting:

www.virtualshareholdermeeting.com/awi2016

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01 Stan A. Askren	02 Victor D. Grizzle	03 Tao Huang	04 Larry S. McWilliams	05 James C. Melville
06 James J. O’Connor	07 John J. Roberts	08 Gregory P. Spivy	09 Cherryl T. Thomas

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016.	☐	☐	☐

3	To approve of the Armstrong World Industries, Inc. 2016 Directors’ Stock Unit Plan.	☐	☐	☐

4	To approve of the Armstrong World Industries, Inc. 2016 Long-Term Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. In their discretion, the proxy holders are authorized to vote such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

ARMSTRONG WORLD INDUSTRIES, INC.

Annual Meeting of Shareholders

July 8, 2016 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Victor D. Grizzle and James J. O’Connor as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Armstrong World Industries, Inc. held of record by the undersigned on April 15, 2016, at the Annual Meeting of Shareholders to be held on July 8, 2016 at 8:00 a.m., or any adjournment of postponement thereof.

Continued and to be signed on reverse side